Exhibit (a)(1)(A).1

U.S. Offer to Purchase for Cash
All Outstanding Class A Shares, Class B Shares,
Class C Shares and Class D Shares held by U.S. Persons
and All Outstanding American Depositary Shares
(each American Depositary Share representing one Class D Share)
of

YPF Sociedad Anónima
at
U.S. $49.45 (forty-nine dollars and forty-five cents) per share for each
Class A Share, Class B Share, Class C Share and Class D Share
and U.S. $49.45 (forty-nine dollars and forty-five cents) per ADS for each
American Depositary Share
by
Petersen Energía Inversora, S.A.,
Enrique Eskenazi, Sebastián Eskenazi,
Matías Eskenazi Storey and
Ezequiel Eskenazi Storey

THE OFFER PERIOD WILL COMMENCE AT 9 A.M., NEW YORK CITY TIME ON THURSDAY, SEPTEMBER 11, 2008 (THE “COMMENCEMENT DATE”) AND WILL EXPIRE AT 5 P.M., NEW YORK CITY TIME, ON MONDAY, OCTOBER 20, 2008 (THE “EXPIRATION TIME”, “EXPIRATION DATE”, AND “OFFER PERIOD”, RESPECTIVELY), UNLESS THE OFFER IS EXTENDED.

Petersen Energía Inversora, S.A. (“Purchaser”), a corporation (sociedad anónima) organized under the laws of the Kingdom of Spain, together with Enrique Eskenazi, Sebastián Eskenazi, Matías Eskenazi Storey and Ezequiel Eskenazi Storey (collectively, the “Eskenazi Family”, and together with the Purchaser, the “Bidders”) are offering to purchase (1) Class A Shares, Class B Shares, Class C Shares and Class D Shares of YPF Sociedad Anónima (“YPF” or the “Issuer”), a corporation (sociedad anónima) organized under the laws of the Republic of Argentina (“Argentina”) (all such shares having par value of 10 Pesos per share, collectively, the “Shares”) held by U.S. Persons (as defined below) and (2) all outstanding American Depositary Shares (each representing one Class D Share of YPF) (the “ADSs”; and together with the Shares, the “Securities”), at a price of U.S. $49.45 (forty-nine dollars and forty-five cents) per Security, in cash (the “Offer Price”), without interest thereon, less any required withholding taxes and, if applicable, any Distributions, upon the terms and subject to the conditions set forth in this U.S. Offer to Purchase and in the related documents (which, together with any amendments or supplements thereto, collectively constitute the “U.S. Offer”). The U.S. Offer is being made in conjunction with an offer by Purchaser in Argentina for all outstanding Shares (but not ADSs) (the “Argentine Offer,” and together with the U.S. Offer, the “Offers”). Non-U.S. Persons will not be permitted to tender their Shares in the U.S. Offer. ADSs (whether or not held by U.S. Persons (as defined below)) may only be tendered in the U.S. Offer. The price offered in the Argentine Offer is the same as the Offer Price in the U.S. Offer, payable in Argentine pesos in the case of the Argentine Offer. The Bidders do not intend to change the Offer Price and, while the Offers are open, will not purchase or make any arrangements to purchase Securities, other than pursuant to the Offers.

The Offers are being made to comply with the by-laws of YPF (the “By-laws”) in connection with the simultaneous acquisition by Purchaser from Repsol YPF, S.A. (“Repsol”) and certain of its affiliates, of 0.1% of the outstanding capital stock of YPF.

On February 21, 2008, Repsol and certain of its affiliates granted the Eskenazi Family, the ultimate beneficial owner of Purchaser, an option to purchase 39,724,592 Class D Shares and/or ADSs representing up to an additional 10.1% in the aggregate of the outstanding capital stock of YPF at any time on or prior to February 21, 2012, pursuant to an agreement (the “First Option Agreement”) for the purchase of up to 0.1% of the outstanding capital stock of YPF (the “First Option”) and a separate agreement (the “Second Option Agreement” and, together with the First Option Agreement, the “Option Agreements”) for the purchase of up to 10% of the outstanding capital stock of YPF (the “Second Option” and, together with the First Option, the “Options”). Translated copies of the Option Agreements are attached as Exhibits (d)(2) and (d)(3) to Schedule TO, respectively.

The Options were granted by Repsol in conjunction with the acquisition on February 21, 2008, by Petersen Energía, S.A. (“Petersen SA”), an affiliate of Purchaser, of 58,603,606 ADSs of YPF (the “Acquisition”) representing 14.9% of the total outstanding capital stock of YPF at a price per share of U.S. $38.13758 pursuant to the terms and subject to the conditions set forth in the Stock Purchase Agreement, dated February 21, 2008, between Repsol, certain of Repsol’s affiliates and Petersen SA (the “SPA”). A translated copy of the SPA is attached as Exhibit (d)(1) to Schedule TO.

On May 7, 2008, the Eskenazi Family assigned all of its rights and obligations under the First Option to Purchaser. On May 20, 2008, Purchaser exercised the First Option. Upon consummation of the First Option, the Eskenazi Family will indirectly hold 15% of the total outstanding Securities. Under the By-laws, the Eskenazi Family, acting directly or through an affiliate, must make an offer to purchase all remaining outstanding Securities. Repsol agreed under the terms of the First Option and of a Shareholders’ Agreement among Repsol, certain Repsol’s affiliates, and Petersen SA, dated February 21, 2008 (the “SHA”, a translated copy of which is attached to Schedule TO as Exhibit (d)(4)), not to tender Securities held by it and its subsidiaries into the Offers.

According to YPF’s Annual Report for fiscal year 2007 filed on Form 20-F on April 16, 2008 (“YPF 20-F”), subsequent to Petersen SA’s purchase of ADSs pursuant to the SPA, the beneficial ownership of the outstanding capital stock of YPF was as follows: Repsol, 84.14% (ADSs or Class D Shares); Petersen SA, 14.9% (ADSs representing Class D Shares); Public Float, 0.93% (ADSs or Class D Shares); Argentine Federal and Provincial Governments, less than 0.01% (Class A and Class B Shares, respectively); and Employee Fund, 0.03% (Class C Shares).

The Offer Period for the U.S. Offer will expire at the Expiration Time on the Expiration Date, unless we extend the U.S. Offer. The Bidders will announce any decision to extend the U.S. Offer in a press release stating the new expiration date (the “New Expiration Date”) no later than 9:00 a.m., New York City time, on the first business day after the Expiration Date.

The U.S. Offer is not conditioned on any minimum number of Securities being tendered. However, the U.S. Offer is subject to other Conditions (as defined below). Acceptance and payment of the Offer Price will be made only after the Required Regulatory Approval (as defined below) has been obtained. If the Required Regulatory Approval has not been obtained by January 15, 2009, the Bidders will return any tendered Securities, promptly thereafter. Furthermore, if following the Expiration Time on the Expiration Date but prior to January 15, 2009, the CNDC (as defined below) issues the Required Regulatory Approval subject to conditions that are materially adverse to YPF (the “Conditioned Approval”), or notifies the Bidders that the Required Regulatory Approval will be denied (the “Denial Notice”), the Bidders will return all tendered Securities promptly after notice of such Conditioned Approval or Denial Notice has been received.

Tendering holders will have withdrawal rights until the Expiration Date or the New Expiration Date, as applicable, or, thereafter, until such time as the Bidders announce that the Required Regulatory Approval has been

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obtained and that they will pay the Offer Price. See “THE U.S. OFFER — Section 2. Acceptance for Payment and Payment” and “THE U.S. OFFER — Section 15. Conditions of the U.S. Offer.”

On May 23, 2008, in a letter to the CNV (as defined below), the Board of Directors of YPF issued a favorable opinion on the reasonableness of the Offer Price under the Offers and recommended the acceptance of the Offers to the holders of Shares and/or ADS of YPF. The Board of Director of YPF based its recommendation on the fact that (i) the Offer Price complies with the provisions of the By-laws, and (ii) the Offers provide for payment in cash. The Board of Directors of YPF was required to make a recommendation as to acceptance or rejection of the Offers pursuant to the By-laws and CNV regulations. Under U.S. law, within ten business days after the day the U.S. Offer is commenced, YPF is required by the Exchange Act (as defined below) to file with the SEC (as defined below) and distribute to holders of Securities that are U.S. residents a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 containing a statement of YPF’s Board’s position with respect to the U.S. Offer.

A summary of the principal terms of the U.S. Offer appears on pages (i) through (vii). You should read this entire document carefully before deciding whether to tender your Shares and ADSs.

NONE OF THE U.S. SECURITIES AND EXCHANGE COMMISSION, OR ANY STATE SECURITIES COMMISSION, HAS (A) APPROVED OR DISAPPROVED THE TENDER OFFER; (B) PASSED UPON THE MERITS OR FAIRNESS OF THE TENDER OFFER; OR (C) PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THE DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Information Agent for the U.S. Offer is: BNY Mellon Shareowner Services

September 11, 2008

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IMPORTANT INFORMATION

Tenders by Holders of Shares.  If you are a U.S. Person, you hold Shares and your Shares are deposited directly with Caja de Valores, or in the collective deposit system of Caja de Valores, and you desire to tender all or any portion of your Shares in the U.S. Offer, you should follow the instructions set forth in this U.S. Offer to Purchase. Any holder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such holder desires to tender such Shares in the U.S. Offer. For more information see “THE U.S. OFFER — Section 3. Procedure for Tendering in the U.S. Offer — Holders of Shares.”

Tenders by Holders of ADSs.  If you hold ADSs and you desire to tender all or any portion of the ADSs in the U.S. Offer, you should either (i) complete and sign the Letter of Transmittal or a copy thereof in accordance with the instructions contained in the Letter of Transmittal and mail or deliver the Letter of Transmittal, with original signatures, together with the ADRs evidencing tendered ADSs and all other required documents to The Bank of New York Mellon, the receiving agent in the United States for purposes of the U.S. Offer (the “U.S. Receiving Agent”) or tender such ADSs pursuant to the procedure for book-entry transfer set forth under the caption “THE U.S. OFFER — Section 4. Procedure for Tendering in the U.S. Offer — Holders of ADSs,” or (ii) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If you have ADSs registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact such person if you desire to tender such ADSs. There will be no guaranteed delivery process available to tender ADSs. See “THE U.S. OFFER — Section 4. Procedure for Tendering in the U.S. Offer — Holders of ADSs.” ADSs cannot be tendered in the Argentine Offer.

Payment.  In accordance with terms of the U.S. Offer, payment for the Securities tendered prior to the Expiration Time on the Expiration Date or any extension thereof and not previously withdrawn will be made if the Required Regulatory Approval (as defined below) has been obtained prior to January 15, 2009. If the Required Regulatory Approval has been obtained prior to the Expiration Time on the Expiration Date or any extension thereof, payment will be made promptly, but no earlier than 3 (three) business days after the Expiration Time on the Expiration Date, and if the Required Regulatory Approval has been obtained after the Expiration Time on the Expiration Date or any extension thereof, no later than 3 (three) business days after the Required Regulatory Approval has been obtained and the Bidders have announced that they are accepting and making payment for the Securities tendered prior to the Expiration Time on the Expiration Date or any extension thereof and not previously withdrawn. (See “THE U.S. OFFER — Section 2. Acceptance for Payment and Payment”, “THE U.S. OFFER — Section 15. Certain Conditions of the U.S. Offer” and “THE U.S. OFFER — Section 16. Certain Legal Matters; Regulatory Approvals.”)

Settlement of the Offer Price.  The Offer Price for the Shares and ADSs accepted for payment pursuant to the U.S. Offer will be settled in U.S. dollars. You will bear exchange rate risks and costs if you wish to convert the currency received into another currency.

FOREIGN CURRENCY

In this document, references to “United States dollars”, “U.S. dollars”, “U.S. $”, “$” or “dollars” are to U.S. currency and references to “Argentine pesos” “pesos” or “Ps.” are to Argentine currency. Solely for the convenience of the reader, certain peso amounts have been translated into dollars at specified rates. These translations should not be construed as representations that the Argentine peso amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated or at any other rate. On September 10, 2008, the last practicable trading day prior to printing this U.S. Offer to Purchase, the exchange rate between Argentine pesos and U.S. dollars reported by Banco de la Nación Argentina (the “Quoted Exchange Rate”) for the exchange of Argentine pesos and U.S. dollars was Ps. $3.07 to U.S. $1.00.

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FORWARD LOOKING STATEMENTS

This U.S. Offer to Purchase contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). Forward-looking statements made in this U.S. Offer to Purchase are subject to risks and uncertainties. Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, which include words such as “believes”, “plans”, “anticipates”, “estimates”, “expects”, “intends”, “seeks” or similar expressions. In addition, any statements we may provide concerning future financial performance, ongoing business strategies or prospects, and possible future actions, including with respect to our strategy following completion of the Offers and our plans with respect to YPF, are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and assumptions about YPF, economic and market factors and the industry in which YPF does business, among other things. You should not place undue reliance on forward-looking statements, which are based on current expectations, since, while the Bidders believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove accurate. This cautionary statement is applicable to all forward-looking statements contained in this U.S. Offer to Purchase and the material accompanying this U.S. Offer to Purchase. These statements are not guarantees of future performance. All forward-looking statements included in this U.S. Offer to Purchase are made as of the date on the front cover of this U.S. Offer to Purchase and, unless otherwise required by applicable law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors.

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SUMMARY TERM SHEET

In the U.S. Offer, the Bidders are offering to purchase (1) all of the outstanding Shares of YPF held by U.S. Persons and (2) all of the outstanding ADSs of YPF, whether or not held by U.S. Persons, at the Offer Price to be settled in U.S. dollars, in cash, less any required withholding taxes and, if applicable, any Distributions.

The following are some of the questions you, as a holder of ADSs or as a U.S. Person holder of Shares, may have and answers to those questions. We urge you to carefully read the remainder of this U.S. Offer to Purchase and the accompanying documents because information in this summary is not complete and additional important information is contained in the remainder of this U.S. Offer to Purchase and the accompanying documents.

Unless otherwise defined herein, capitalized terms used in this Summary Term Sheet shall have the meaning attributed to them under other sections of this U.S. Offer to Purchase.

• Who is offering to purchase my Securities?

The Eskenazi Family and Purchaser are offering to purchase your Securities. Purchaser is a corporation (sociedad anónima) organized under the laws of the Kingdom of Spain and a direct wholly-owned subsidiary of Holding. Both Purchaser and Holding are affiliates of the Eskenazi Family. Purchaser has no business or operations, and its sole purpose is to acquire Securities under the First Option and the Offers. Purchaser’s address is Velázquez 9, 1o Planta, Madrid, Spain and its telephone number at such office is: +34 915750008. Holding is a holding company whose principal asset consists of all of the outstanding equity interests in Purchaser. Holding’s address is Teinfaltstrasse 8/4, 1010 Wien, Austria. Each member of the Eskenazi Family is a citizen of Argentina and the business address of each such member is Cerrito 740, piso 1, Buenos Aires, Argentina.

• What are the classes and amounts of securities sought in the Offers?

The capital stock of YPF is divided into four classes of shares: Class A Shares, Class B Shares, Class C Shares and Class D Shares. YPF also has ADSs. Each ADS represents one Class D Share. The YPF Class D Shares trade on the BASE under the symbol “YPFd.” The ADSs are listed on the NYSE under the trading symbol “YPF.” The ADSs began trading on the NYSE on June 29, 1993 and were delivered by The Bank of New York Mellon, the depositary for the ADSs (the “YPF Depositary”).

In the U.S. Offer, we are offering to purchase all of the outstanding Shares held by U.S. Persons and all of the outstanding ADSs (whether held or not by U.S. Persons). Simultaneously with the commencement of the U.S. Offer, Purchaser is offering to purchase all of the outstanding Shares (but not ADSs) under the Argentine Offer. The U.S. Offer and the Argentine Offer are expected to be settled on the same day. Non-U.S. Persons may tender Shares only in the Argentine Offer. ADSs cannot be tendered in the Argentine Offer. For more information, please see “INTRODUCTION.”

Repsol holds, either directly or indirectly, 166,703,944 Class D Shares and 164,236,286 ADSs (collectively, 84.14% of the total number of outstanding Shares, including Shares represented by ADSs) and has agreed not to tender its Securities in the Offers. Accordingly, for so long as Repsol retains ownership of these Securities, the maximum amount of Securities that can be tendered in the Offers accounts in the aggregate for less than 1% of the outstanding share capital of YPF.

• How much are the Bidders offering to pay for my Securities and what is the form of payment?

In the U.S. Offer we are offering to pay each Security holder U.S. $49.45 (forty-nine dollars and forty-five cents) per Security, in cash, without interest thereon, less any withholding taxes and, if applicable, any Distributions. The Offer Price for the Securities accepted for payment pursuant to the U.S. Offer will be settled and paid in U.S. dollars (See “THE U.S. OFFER — Section 1. Terms of the Offer”). The price in the Argentine Offer is the same as the Offer Price in the U.S. Offer, payable in Argentine pesos in the case of the Argentine Offer. The Bidders do not intend to change the Offer Price.

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• Do I have to pay brokerage fees if I choose to tender my Securities?

If you are the registered owner of ADSs on the books of the YPF Depositary, and you tender your ADSs in the U.S. Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares or ADSs through a broker or other nominee, and your broker tenders your Shares or ADSs on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. For more information, see “INTRODUCTION” and “THE U.S. OFFER — Section 17. Fees and Expenses.”

• How will payment be made for the Securities I tender?

The Bidders will be deemed to have accepted for payment (and thereby purchased) Shares or ADSs validly tendered in the U.S. Offer and not properly withdrawn when the Bidders give written notice to the U.S. Receiving Agent of acceptance for payment of such Shares and ADSs. The Bidders will not accept or pay for any Securities tendered in the U.S. Offer or the Argentine Offer until the Required Regulatory Approval has been obtained. If the Required Regulatory Approval has been obtained prior to the Expiration Time on the Expiration Date or any extension thereof, payment will be made promptly, but no earlier than 3 (three) business days after the Expiration Time on the Expiration Date, and if the Required Regulatory Approval has been obtained after the Expiration Time on the Expiration Date or any extension thereof, no later than 3 (three) business days after the Required Regulatory Approval has been obtained and the Bidders have announced that they are accepting and making payment for the Securities tendered prior to the Expiration Time on the Expiration Date or any extension thereof and not previously withdrawn. (See “THE U.S. OFFER — Section 2. Acceptance for Payment and Payment.”)

Payment for Shares and ADSs accepted pursuant to the U.S. Offer will be made, provided the Required Regulatory Approval has been obtained, by deposit of the Offer Price therefore in U.S. dollars with the U.S. Receiving Agent and subsequent payment to tendering holders through the U.S. Receiving Agent. The U.S. Receiving Agent will act as an agent for tendering holders of Shares and/or ADSs, respectively, for the purpose of receiving payments from the Bidders and disbursing payments to such tendering holders of Shares and/or ADSs whose Shares and/or ADSs have been accepted for payment.

Each sale of Shares and/or ADSs pursuant to the U.S. Offer will be settled in U.S. dollars. Holders of Shares and/or ADSs who wish to convert the U.S. dollars received in connection with the U.S. Offer into another currency will bear all exchange rate risk associated with this conversion and will bear additional exchange rate risks should the U.S. Offer be extended. For more information on the payment mechanics see “THE U.S. OFFER — Section 2. Acceptance for Payment.”

• Do the Bidders have the financial resources to make payment?

If all outstanding Shares not held by Repsol or the Bidders and their subsidiaries (less than 1.0% of the outstanding Securities) are tendered in the Offers, we will need up to approximately U.S. $190,000,000 (one hundred and ninety million dollars), in the aggregate, to purchase Shares and/or ADSs tendered in the U.S. Offer and the Argentine Offer, as applicable. The Purchaser has entered into a loan agreement with Banco Santander S.A., providing Purchaser with a commitment of up to U.S. $198,500,000 (one hundred and ninety eight million five hundred thousand dollars), which is available until January 15, 2009, to finance the Offers and pay related fees and expenses. See “THE U.S. OFFER — Section 10. Source and Amount of Funds; Certain Requirements with respect to the Price under the Offers.”

• Is the financial condition of the Bidders relevant to my decision to tender in the U.S. Offer?

We do not think our financial condition is relevant to your decision whether or not to tender your Securities in the U.S. Offer because (1) the U.S. Offer is being made solely for cash, (2) the U.S. Offer is not subject to any financing condition, and (3) the Offers are for all outstanding Securities.

• Do the Bidders own any amount of Securities?

On May 20, 2008, Purchaser exercised the First Option to acquire 0.1% of the outstanding capital stock of YPF from Repsol and certain of its affiliates. Prior to the launching of the Offers and without giving effect to the exercise of the First Option, Repsol beneficially owned 84.14% of the outstanding Securities, Petersen SA owned 14.90% of the outstanding Securities, the Argentine federal and provincial governments owned less that 0.01% of the outstanding Securities, an employee fund owned 0.03% of the outstanding Securities, and 0.93% of the outstanding Securities were owned by the public. In addition, the Eskenazi Family holds an option to purchase from Repsol and certain of its affiliates, 39,331,279 Class D Shares or ADSs representing up to an additional 10% in the aggregate of the outstanding capital stock of YPF at any time on or prior to February 21, 2012. See “INTRODUCTION.”

• Why is there a separate Argentine Offer?

YPF is an Argentine corporation. Its ADSs and the Class D Shares underlying them are registered under the Exchange Act and listed on the NYSE. YPF’s Class D Shares are listed on the BASE. Because upon consummation of the First Option the Eskenazi Family will hold 15% of the total outstanding Securities, the Eskenazi Family, acting directly or through an affiliate, is required under the By-laws to make an offer to purchase all remaining outstanding Securities. U.S. and Argentine law both require that tender offers comply with the home country rules and regulations. Because the U.S. and Argentine laws relating to tender offers are different and inconsistent in certain ways, we are making two separate offers. The terms and conditions of the Offers are substantially similar and only differ to the extent required by law or local customary market practice. We do not believe there are any material advantages or disadvantages to tendering Securities in the Argentine Offer compared to tendering in the U.S. Offer except that (i) U.S. holders of Shares who wish to participate in the Argentine Offer will not be granted the protection of the Exchange Act, and (ii) the offer price in the Argentine Offer will be settled in pesos. See “INTRODUCTION.”

• What is the purpose of the Offers?

The Offers are being made by the Bidders in connection with the exercise by the Purchaser of the First Option to purchase from Repsol and certain of its affiliates 0.1% of the outstanding capital stock of YPF on May 20, 2008. After the consummation of the First Option, the Eskenazi Family will indirectly hold 15% of the total outstanding Securities. Accordingly, under the By-laws, the Eskenazi Family, acting directly or through an affiliate, is required to make an offer to purchase all remaining outstanding Securities. Repsol has agreed under the terms of the First Option and the SHA not to tender Securities held by it and its subsidiaries (collectively accounting for 84.14% of the total outstanding Shares) into the Offers. See “INTRODUCTION.”

• Who can participate in the U.S. Offer?

The U.S. Offer is open to all holders of ADSs (whether or not held by U.S. Persons) and to holders of Shares that are U.S. Persons. For more information, see “THE U.S. OFFER — Section 3. Procedure for Tendering in the U.S. Offer — Holders of Shares”, and “THE U.S. OFFER — Section 4. Procedure for Tendering in the U.S. Offer — Holders of ADSs.”

• Who can participate in the Argentine Offer?

All holders of Shares (including U.S. Persons) may tender their Shares in the Argentine Offer. Holders of ADSs may not tender in the Argentine Offer. U.S. holders of Shares who wish to participate in the Argentine Offer should carefully consider that (i) they will not be granted the protection of the Exchange Act, and (ii) the offer price in the Argentine Offer will be settled in pesos, before they decide to tender their Shares in the Argentine Offer.

• What happens if I hold ADSs and I want to participate in the Argentine Offer?

Holders of ADSs cannot tender ADSs in the Argentine Offer. If you hold ADSs and you wish to participate in the Argentine Offer, you should contact The Bank of New York Mellon, the depositary for the ADSs, at 101 Barclay Street, 22nd Floor West, New York, New York, 10286, telephone number 212-815-2231, to convert your ADSs into Class D Shares, which may be then tendered directly in the Argentine Offer. You will have to pay a fee of up to U.S. $0.05 for each ADS converted. If you hold ADSs and you wish to participate in the Argentine Offer, you should allow sufficient time to complete all required steps to convert your ADSs into Class D Shares prior to the expiration of the Argentine Offer. For more information, please see “THE U.S. OFFER — Section 3. Procedure for Tendering in the U.S. Offer — Holders of ADSs.”

• I hold ADRs representing YPF’s ADSs. How do I participate in the U.S. Offer?

If you hold ADRs and wish to tender them in the U.S. Offer, you should complete and sign the Letter of Transmittal and send it, together with your ADRs and any other required documents, to the U.S. Receiving Agent at the address set forth on the back cover of this U.S. Offer to Purchase before the Expiration Time on the Expiration Date. The Letter of Transmittal is enclosed with this U.S. Offer to Purchase and is also available from the U.S. Information Agent at its address and telephone number set forth on the back cover of this U.S. Offer to Purchase. Do NOT send your ADRs to the Bidders, Holding, YPF or the U.S. Information Agent. For more information about the procedure for tendering ADSs in the U.S. Offer, see “THE U.S. OFFER — Section 4. Procedure for Tendering in the U.S. Offer — Holders of ADSs.”

• I hold YPF’s ADSs in book-entry form. How do I participate in the U.S. offer?

If you hold ADSs in book-entry form, instruct your broker or custodian to arrange, before the Expiration Time on the Expiration Date, for the book-entry transfer of your ADSs into the U.S. Receiving Agent’s account at DTC and to deliver an Agent’s Message to the U.S. Receiving Agent via DTC’s confirmation system confirming that you have received and agree to be bound by the terms of the U.S. Offer. For more information about the procedures for tendering ADSs in the U.S. Offer, see “THE U.S. OFFER — Section 4. Procedure for Tendering in the U.S. Offer — Holders of ADSs.”

•	What happens if I am not able to provide the U.S. Receiving Agent with all the documents required for the tender of ADSs?

You will not be able to tender you Securities in the U.S. Offer. There will be no guaranteed delivery process available to tender ADSs. For more information about the procedures for tendering ADSs in the U.S. Offer, see “THE U.S. OFFER — Section 4. Procedure for Tendering in the U.S. Offer — Holders of ADSs.”

• I am a U.S. person and I hold Class D Shares of YPF. How do I participate in the U.S. Offer?

If you are a U.S. Person and desire to accept the U.S. Offer in respect of all or any portion of your held YPF Class D Shares, and your Shares are registered in your name in the register of holders of Shares of YPF kept with Caja de Valores, or in the collective deposit system of Caja de Valores, you should follow the instructions set forth in this U.S. Offer to Purchase. Any holder of Shares whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominees must contact such broker, dealer, commercial bank, trust company or other nominee if such holder desires to tender such Shares. For more information see “THE U.S. OFFER — Section 3. Procedure for Tendering in the U.S. Offer — Holders of Shares.”

• How long do I have to decide whether to tender in the U.S. Offer?

You may tender your Shares and ADSs in the U.S. Offer from the Commencement Date through the Expiration Time on the Expiration Date, unless the U.S. Offer is extended, in which case you will have until the New Expiration Date to tender your Securities. Please be aware that if your Shares and/or ADSs are held by a broker, bank or other custodian, they may require advance notification before the Expiration Time on the Expiration Date or the New Expiration Date, as applicable. For more information, see “THE U.S. OFFER — Section 1. Terms of the U.S. Offer.”

• Can the U.S. Offer be extended and under what circumstances?

Under U.S. law, we may extend the U.S. Offer at any time, in our sole discretion, by giving oral or written notice of such extension to the Securities¢ holders and by making a public announcement of such extension. If we make a material change in the terms of the U.S. Offer or the information concerning the U.S. Offer or if we waive a material Condition of the U.S. Offer, we will also have to disseminate additional tender offer materials and extend the U.S. Offer if and to the extent required by Rules 14d-4(c), 14d-6(c) and 14(e)-1 under the Exchange Act or otherwise. The Bidders will announce any decision to extend the U.S. Offer in a press release stating the New Expiration Date no later than 9:00 a.m., New York City time, on the first business day after the Expiration Date.

Under Argentine law, the 20 (twenty) to 30 (thirty) business days initial term of the Argentine Offer must be extended for an additional period of 5 (five) to 10 (ten) business days to give those holders that have not accepted the offer during the original term an opportunity to do so during such additional term. In addition, if the CNV deems it necessary, it may require that the offer period be further extended.

In order for the U.S. Offer and the Argentine Offer to expire on the same date, the additional period of the Argentine Offer will expire on October 20, 2008, and, except as required by applicable laws and regulations, the Bidders do not intend to extend the Expiration Date of the U.S. Offer to a date later than the expiration date of the additional period of the Argentine Offer. The Bidders do not intend to provide any subsequent offering periods under the U.S. Offer.

• How will I be notified if the U.S. Offer is extended?

If we extend the U.S. Offer, we will announce such extension by giving written notice to the U.S. Receiving Agent followed as promptly as practicable by a public announcement thereof. During any extension, all Securities previously tendered in the U.S. Offer and not withdrawn will continue to be deemed tendered in the U.S. Offer, subject to the rights of a tendering holder to withdraw its Securities in accordance with the terms of this U.S. Offer to Purchase. Any notice regarding the extension of the Argentine Offer will be given in accordance with Argentine regulations. For more information regarding extensions of the U.S. Offer, see “THE U.S. OFFER — Section 14. Extension of Offer Period; Subsequent Offer Period; Termination; Amendment.”

• What are the conditions to the U.S. Offer?

The U.S. Offer is not subject to any financing condition or minimum amount of Shares and/or ADSs tendered. However, the U.S. Offer will be subject to the satisfaction of the Conditions, including obtaining the Required Regulatory Approval, as described in “THE U.S. OFFER — Section 15. Certain Conditions of the U.S. Offer.”

• What are the conditions to the Argentine Offer?

The Argentine Offer is subject to substantially the same Conditions as the U.S. Offer and is conditioned upon the closing of the U.S. Offer.

• How do I withdraw previously tendered Shares and ADSs?

To be effective, a Form of Withdrawal (in the case of Shares) or a written or facsimile transmission notice of withdrawal (in the case of ADSs) must be timely received by the U.S. Receiving Agent at its address set forth on the back cover of this U.S. Offer to Purchase and must specify the name of the person who tendered the Shares and/or ADSs to be withdrawn and the number of Shares and/or ADSs to be withdrawn and the name of the registered holder of Shares and/or ADSs, if different from that of the person who tendered such Shares and/or ADSs. For more information regarding withdrawal of Securities tendered from the U.S. Offer, see “THE U.S. OFFER — Section 5. Withdrawal Rights.”

• Until what time can I withdraw previously tendered Shares and ADSs?

You will be entitled to withdraw your Securities from the U.S. Offer at any time prior to the Expiration Time on the Expiration Date or the New Expiration Date, as applicable or, thereafter, until such time as the Bidders announce that the Required Regulatory Approval has been obtained and that they will pay the Offer Price. For more information regarding withdrawal of Securities tendered from the U.S. Offer, see “THE U.S. OFFER — Section 5. Withdrawal Rights.”

• Will I receive any Distributions with respect to the Securities tendered?

Upon consummation of the U.S. Offer, the Purchaser will acquire the Securities together with all economic and voting rights, including rights to Distributions declared on or after the Commencement Date. If on or after the date

v

hereof YPF should declare or pay any Distributions on the Securities that are payable or distributable to stockholders of record on YPF’s stock transfer records of Shares (in the case of Shares) and on the transfer records of the Depositary of ADSs (in the case of ADSs) on a date prior to the transfer to the name of the Purchaser of the tendered Shares and/or ADSs, in each case that are purchased pursuant to the U.S. Offer, then (i) the Offer Price payable by the Bidders per Security in the U.S. Offer will be reduced to the extent such Distributions are payable in cash and (ii) any non-cash Distributions received and held by a tendering holder shall be required to be promptly remitted and transferred to the U.S. Receiving Agent for the account of the Purchaser accompanied by appropriate documents of transfer. Pending such remittance, Purchaser will be entitled to all rights and privileges, as owner of any such non-cash Distributions and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by Purchaser in its sole discretion. See “THE U.S. OFFER — Section 2. Acceptance for Payment and Payment.”

• Do the holders of ADSs or Shares have appraisal rights in connection with the Offers?

Holders of ADSs and/or Shares do not have appraisal rights in connection with the U.S. Offer or the Argentine Offer. See “THE U.S. OFFER — Section 16. Certain Legal Matters; Regulatory Approvals.”

• Will YPF continue as a public company?

We presently anticipate that YPF will continue as a public company and will maintain its listing on the NYSE and BASE following our consummation of the Offers. None of the Bidders, YPF or Repsol is seeking to deregister or delist the Securities. To the contrary, in addition to the Acquisition and the Options, Repsol has publicly disclosed its intention to divest a substantial portion of its holdings in YPF, including undertaking a public offering of approximately 20% of YPF’s outstanding capital stock pursuant to the SHA. To consummate the public offering, YPF must maintain the registration of its Class D Shares and ADSs and maintain the listing of each of those classes of securities on the NYSE. See “THE U.S. OFFER — Section 13. Effects of the Offer on the Markets for the Shares and ADSs; Registration of Shares under the Exchange Act and the Argentine Public Offering Law.”

• What does the Board of YPF think of the Offers commenced by the Bidders?

In accordance with Argentine law, on May 23, 2008, the Board of Directors of YPF issued a favorable opinion on the reasonableness of the Offer Price under the Offers and recommended the acceptance of the Offers to the holders of Securities, issuing the corresponding report on the Offer Price.

Under U.S. law, within ten business days after the day the U.S. Offer is commenced, YPF is required by the Exchange Act to file with the SEC and distribute to holders of Securities that are U.S. residents a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 containing a statement of YPF’s Board’s position with respect to the U.S. Offer.

To the best of the Bidders’ knowledge, none of the executive officers, directors or affiliates of YPF has made any recommendation with respect to the tender offer in its individual capacity. For more information, see “INTRODUCTION.”

• Have any YPF shareholders agreed to tender their Securities in the Offers?

We have not entered into any agreements relating to Securities with shareholders of YPF other than with Repsol, with whom we have entered into certain agreements described in “THE U.S. OFFER — Section 11. Background of the Offers; Past Contacts, Transactions or Negotiations with YPF.” Under the First Option Agreement and the SHA, Repsol has agreed not to tender Securities held by it and its subsidiaries into the Offers.

• What are the tax consequences of tendering my Securities in the U.S. Offer?

The sale of Securities for cash pursuant to the U.S. Offer will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well. In general, a U.S. holder (as defined in “THE U.S. OFFER — Section 6. Certain Tax Considerations”) who sells Securities pursuant to the U.S. Offer will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the Securities sold pursuant to the U.S. Offer. Gain or loss will be determined separately for each block of Securities (i.e., Securities acquired at the same cost in a single transaction) tendered pursuant to the U.S. Offer.

For a discussion of Argentine tax consequences and further discussion of U.S. tax consequences to U.S. security holders tendering their Securities in the U.S. Offer, see “THE U.S. OFFER — Section 6. Certain Tax Considerations.”

Because individual circumstances may differ, holders of Securities are urged to consult their own tax advisors to determine the applicability of the rules discussed above and the specific tax consequences of the U.S. Offer to them, including the application and effect of the alternative minimum tax, and any state, local and foreign tax laws and of changes in such laws.

• What is the market value of my ADSs and Class D Shares as of a recent date?

On May 21, 2008, the last trading day before we announced our intention to commence the U.S. Offer, the closing price of ADSs reported on the NYSE was U.S. $47.63, or Ps. 149.22, per ADS, and the closing price of the Class D Shares reported on the BASE was Ps. 153.00 per Class D Share, or U.S.$48.83, per share, using the selling exchange rate of Ps. 3.13 per U.S. $1.00 reported by Banco de la Nación Argentina on May 21, 2008.

On September 10, 2008, the last trading day before we commenced the U.S. Offer, the closing price of ADSs reported on the NYSE was U.S. $48.52.

On September 10, 2008, the last trading day before we commenced the U.S. Offer, the closing price of the Class D Shares reported on the BASE was Ps. 150.50 per Class D Share, or U.S.$ 48.96, per share, using the seller exchange rate of Ps. 3.07 per U.S. $1.00 reported by Banco de la Nación Argentina on September 10, 2008.

You should obtain a recent quotation for Class D Shares and ADSs in deciding whether to tender your Class D Shares and/or ADSs in the U.S. Offer. See “Section 7. Price Range of Shares and ADSs; Dividends” and “Section 8. Certain Information Concerning YPF.”

• Whom can I talk to if I have questions about the U.S. Offer?

If you have any questions about the procedure for tendering Shares and/or ADSs into the U.S. Offer, please contact the U.S. Information Agent at its address and telephone number as it appears on the back cover of this U.S. Offer to Purchase.

THIS U.S. OFFER TO PURCHASE AND THE RELATED OFFER DOCUMENTS CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE U.S. OFFER.

To All U.S. Holders of Shares and/or Holders of ADSs of
YPF Sociedad Anónima:

INTRODUCTION

We, Petersen Energía Inversora, S.A. (“Purchaser”), a corporation (sociedad anónima) organized under the laws of the Kingdom of Spain, together with Enrique Eskenazi, Sebastián Eskenazi, Matías Eskenazi Storey and Ezequiel Eskenazi Storey (collectively, the “Eskenazi Family”, and together with the Purchaser, the “Bidders”) are offering to purchase (1) Class A Shares, Class B Shares, Class C Shares and Class D Shares of YPF Sociedad Anónima (“YPF” or the “Issuer”), a corporation (sociedad anónima) organized under the laws of the Republic of Argentina (“Argentina”) (all such shares having par value of 10 pesos per share, collectively, the “Shares”) held by U.S. Persons (as defined below) and (2) all outstanding American Depositary Shares (each representing one Class D Share of YPF) (the “ADSs”, and together with the Shares, the “Securities”), at a price of U.S. $49.45 (forty-nine dollars and forty-five cents) per Security, in cash (the “Offer Price”), without interest thereon, and less any required withholding taxes and, if applicable, any Distributions, upon the terms and subject to the conditions set forth in this offer to purchase (the “U.S. Offer to Purchase”) and in the related documents (which, together with any amendments or supplements hereto, collectively constitute the “U.S. Offer”). We are making the U.S. Offer in conjunction with an offer in Argentina by Purchaser for all outstanding Shares (but not ADSs) (the “Argentine Offer,” and together with the U.S. Offer, the “Offers”). Non-U.S. Persons will not be permitted to tender their Shares in the U.S. Offer. ADSs (whether or not held by U.S. Persons) may only be tendered in the U.S. Offer. The price offered in the Argentine Offer is the same as the Offer Price in the U.S. Offer, payable in Argentine pesos in the case of the Argentine Offer. The Bidders do not intend to change the Offer Price and, while the Offers are open, will not purchase or make any arrangements to purchase Securities, other than pursuant to the Offers.

We are making the Offers to comply with certain provisions of the by-laws of YPF (the “By-laws”) in connection with our simultaneous acquisition from Repsol YPF, S.A. (“Repsol”) and certain of its affiliates, of an additional 0.1% of the outstanding capital stock of YPF pursuant to the terms of the First Option (as defined below).

On February 21, 2008, Repsol and certain of its affiliates granted the Eskenazi Family, the ultimate beneficial owners of Purchaser, an option to purchase from Repsol and such affiliates, at any time on or prior to February 21, 2012, 39,724,592 Class D Shares or ADSs representing up to an additional 10.1% in the aggregate of the outstanding capital stock of YPF pursuant to an agreement (the “First Option Agreement”) for the purchase of 0.1% of the outstanding capital stock of YPF (the “First Option”) and a separate agreement (the “Second Option Agreement” and, together with the First Option Agreement, the “Option Agreements”) for the purchase of up to 10% of the outstanding capital stock of YPF (the “Second Option” and, together with the First Option, the “Options”).

The Options were granted by Repsol in conjunction with the acquisition on February 21, 2008, by Petersen Energía, S.A. (“Petersen SA”), an affiliate of Purchaser of 58,603,606 ADSs of YPF (the “Acquisition”) representing 14.9% of the total outstanding capital stock of YPF at a price per share of U.S. $38.13758 pursuant to the terms and subject to the conditions set forth in the Stock Purchase Agreement, dated February 21, 2008, between Repsol, certain of Repsol’s affiliates and Petersen SA (the “SPA”).

On May 7, 2008, the Eskenazi Family assigned all of its rights and obligations under the First Option to Purchaser and Purchaser’s exercised the First Option on May 20, 2008. Thus, upon consummation of the First Option, the Eskenazi Family will indirectly hold 15% or more of the total outstanding Securities. Under the by-laws of YPF (the “By-laws”), the Eskenazi Family, acting directly or through an affiliate, must make an offer to purchase all remaining outstanding Securities. Repsol agreed under the terms of the First Option and of a Shareholders’ Agreement among Repsol, certain Repsol’s affiliates, and Petersen SA, dated February 21, 2008 (the “SHA”), not to tender Securities held by it and its subsidiaries into the Offers.

According to YPF’s Annual Report for fiscal year 2007 filed on Form 20-F on April 16, 2008 (“YPF 20-F”), subsequent to Petersen SA’s purchase of ADSs pursuant to the SPA, the beneficial ownership of the outstanding capital stock of YPF was as follows: Repsol, 84.14% (ADSs or Class D Shares); Petersen SA, 14.9% (ADSs representing Class D Shares); public shareholders, 0.93% (ADSs or Class D Shares); Argentine Federal and

Provincial Governments, less than 0.01% (Class A and Class B Shares, respectively); and employee fund, 0.03% (Class C Shares).

The Offer Period will commence at 9 a.m., New York City time on Thursday, September 11, 2008 (the “Commencement Date”) and will expire at 5 p.m., New York City time, on Monday, October 20, 2008 (the “Expiration Time”, “Expiration Date”, and “Offer Period”, respectively), unless the U.S. Offer is extended.

The Offer Period for the U.S. Offer will expire at the Expiration Time on the Expiration Date, unless we extend the U.S. Offer. The Bidders will announce any decision to extend the U.S. Offer in a press release stating the new expiration date (the “New Expiration Date”) no later than 9:00 a.m., New York City time, on the first business day after the Expiration Date.

The U.S. Offer is not conditioned on any minimum number of Securities being tendered. However, the U.S. Offer is subject to other Conditions (as defined below). Acceptance and payment of the Offer Price will be made only after the Required Regulatory Approval (as defined below) has been obtained. If the Required Regulatory Approval has not been obtained by January 15, 2009, the Bidders will return any tendered Securities promptly thereafter. Furthermore, if following the Expiration Time on the Expiration Date but prior to January 15, 2009, the CNDC (as defined below) issues the Required Regulatory Approval subject to conditions that are materially adverse to YPF (the “Conditioned Approval”), or notifies the Bidders that the Required Regulatory Approval will be denied (the “Denial Notice”), the Bidders will return all tendered Securities promptly after notice of such Conditioned Approval or Denial Notice has been received.

Tendering holders will have withdrawal rights until the Expiration Date or the New Expiration Date, as applicable or, thereafter, until such time as the Bidders announce that the Required Regulatory Approval has been obtained and that they will pay the Offer Price. See “THE U.S. OFFER — Section 2. Acceptance for Payment and Payment” and “THE U.S. OFFER — Section 15. Conditions of the U.S. Offer.”

On May 23, 2008, in a letter to the CNV (as defined below), the Board of Directors of YPF issued a favorable opinion on the reasonableness of the Offer Price under the Offers and recommended the acceptance of the Offers to the holders of Shares and/or ADS of YPF. The Board of Director of YPF based its recommendation on the fact that (i) the Offer Price complies with the provisions of the By-laws, and (ii) the Offers provide for payment in cash. The Board of Directors of YPF was required to make a recommendation as to acceptance or rejection of the Offers pursuant to the By-laws and CNV regulations. Under U.S. law, within ten business days after the day the U.S. Offer is commenced, YPF is required by the Exchange Act to file with the SEC (as defined below) and distribute to holders of Securities that are U.S. residents a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 containing a statement of YPF’s Board’s position with respect to the U.S. Offer.

If you are the record owner of ADSs on the books of the YPF Depositary and you tender your ADSs in the U.S. Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares or ADSs through a broker or other nominee, and your broker tenders your Shares or ADSs on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. For more information, see “THE U.S. OFFER — Section 17. Fees and Expenses.”

Exemptions and No-Action Relief Requested from the Securities and Exchange Commission (the “SEC”).

In order to facilitate the making of the U.S. Offer, we have requested from the SEC relief with respect to certain rules promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”). In particular, we have requested the following:

•	exemptive relief from the provisions of Rule 14d-10(a)(1) under the Exchange Act to permit the dual U.S. and Argentine offer structure described in this U.S. Offer to Purchase; and

•	exemptive relief from the provisions of Rule 14e-5 under the Exchange Act. Rule 14e-5 prohibits a person making a tender offer for an equity security registered under Section 12 of the Exchange Act from, directly or indirectly, purchasing or making any arrangement to purchase such equity or any security convertible into, or exchangeable for such equity security, otherwise than pursuant to a tender offer, from the time the offer is publicly announced until its expiration. Accordingly, in the absence of the exemptive relief, the application of

Rule 14e-5 may be construed as prohibiting us from arranging to purchase or purchasing Shares in the Argentine Offer. The exemption from Rule 14e-5 would permit us to make arrangements to purchase and purchase Shares pursuant to the Argentine Offer.

In addition, we requested that the SEC confirm that it would not recommend enforcement action under Rule 14e-1(c) of the Exchange Act if we accept and pay for Securities that have been tendered and not withdrawn only upon the receipt of the Required Regulatory Approval consistent with the description of the Offers contained herein.

On September 9, 2008, the SEC granted the no-action and exemptive relief described above.

This U.S. Offer to Purchase and its related documents contain important information and should be read carefully and in their entirety before any decision is made with respect to the U.S. Offer.

THE U.S. OFFER

1. Terms of the U.S. Offer.

Upon the terms and subject to the Conditions set forth in the U.S. Offer to Purchase (including, if the U.S. Offer is extended or amended, the terms and conditions of any extension or amendment), the Bidders will accept for payment and pay for all Shares and ADSs that are validly tendered on or prior to the Expiration Time on the Expiration Date or the New Expiration Date, as applicable, and not withdrawn as provided in Section 5.

Under U.S. law, if the Bidders make a material change in the terms of the U.S. Offer or the information concerning the U.S. Offer or if they waive a material Condition of the U.S. Offer, the Bidders will disseminate additional tender offer materials and extend the U.S. Offer if and to the extent required by Rules 14d-4(c), 14d-6(c) and 14(e)-1 under the Exchange Act (which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) or otherwise. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. In the SEC’s view, an offer should remain open for a minimum of 5 (five) business days from the date the material change is first published, sent or given to holders of Shares and/or ADSs, and with respect to a change in price or a change in percentage of securities sought, a minimum 10 (ten) business-day period is generally required to allow for adequate dissemination to shareholders and investor response. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Under Argentine law, the 20 (twenty) to 30 (thirty) business days initial term of the Argentine Offer must be extended for an additional period of 5 (five) to 10 (ten) business days, to give those holders that have not accepted the offer during the original term an opportunity to do so during such additional term. Purchaser may also request that the Comisión Nacional de Valores (the Argentine Securities Commission or “CNV”) authorize the amendment of the terms of the Argentine Offer at any time prior to the last 7 (seven) days of the initial offering period, as long as the amendment reflects an improvement of the original offer (e.g. by means of an increase in the consideration offered), which request will automatically extend the offer period for 7 (seven) additional business days. In addition, if the CNV deems it necessary, it may require that the offer period be further extended.

The U.S. Offer is subject to certain Conditions set forth in Section 15. If any such Conditions are not satisfied, the Bidders may (i) terminate the U.S. Offer and return all tendered Securities to tendering shareholders, (ii) extend the U.S. Offer and, subject to withdrawal rights as set forth in Section 5, retain all such Securities until the expiration of the U.S. Offer as so extended, (iii) waive such Conditions and, subject to any requirement to extend the period of time during which the U.S. Offer is open, purchase all Securities validly tendered by the Expiration Time on the Expiration Date and not withdrawn, or (iv) delay acceptance for payment or payment for Securities, subject to applicable law, until satisfaction or waiver of the Conditions to the U.S. Offer. For a description of the Bidders’ right to extend the period of time during which the U.S. Offer is open and to amend, delay or terminate the U.S. Offer, or delay payment of the Offer Price, see ‘‘THE U.S. OFFER — Section 14. Extension of Offer Period; Subsequent Offer Period; Termination; Amendment.”

Subject to applicable law or the requirements of any judicial or governmental authority, we have agreed not to acquire Shares pursuant to the Argentine Offer without purchasing Shares and/or ADSs pursuant to the U.S. Offer, and vice versa. In addition, we have agreed not to purchase or make any arrangement to purchase Shares and/or ADSs outside of the U.S. Offer during the U.S. Offer except for any purchase of Shares pursuant to the Argentine Offer.

The Bidders have published a summary advertisement (the “Summary Advertisement”) of the U.S. Offer in The New York Post on the date hereof. In addition, this U.S. Offer to Purchase and the related Form of Acceptance, Form of Withdrawal, and Letter of Transmittal will be mailed to U.S. holders of Shares and holders of ADSs, and to brokers, banks and similar persons who request them pursuant to the procedure set forth in the Summary Advertisement.

2. Acceptance for Payment and Payment.

For purposes of the U.S. Offer, the Bidders will be deemed to have accepted for payment (and thereby purchased) Shares and/or ADSs validly tendered and not properly withdrawn when the Bidders give written notice to the U.S. Receiving Agent of acceptance for payment of such Shares and ADSs (the “Acceptance Date”) after the Required Regulatory Approval has been obtained.

In order for the U.S. Offer and the Argentine Offer to expire on the same date, the additional period of the Argentine Offer will expire on October 20, 2008, and, except as required by applicable laws and regulations, the Bidders do not intend to extend the Expiration Date of the U.S. Offer to a date later than the expiration date of the additional period of the Argentine Offer. The Bidders do not intend to provide any subsequent offering periods under the U.S. Offer.

Shares

The Offer Price for the Shares accepted for payment pursuant to the U.S. Offer will be settled and paid in U.S. dollars. Holders of Shares who wish to convert the U.S. dollars received in connection with the U.S. Offer into another currency will bear all exchange rate risk associated with this conversion and will bear additional exchange rate risks should the U.S. Offer be extended.

Once the Bidders have accepted the tendered Shares for payment, payment for Shares accepted by the Bidders pursuant to the U.S. Offer will be made 3 (three) business days after the Acceptance Date (the “Payment Date”) by deposit of the Offer Price therefore in U.S. dollars with the U.S. Receiving Agent and subsequent payment to holders tendering Shares in the U.S. Offer through the U.S. Receiving Agent by a check to be mailed to the address indicated by the tendering holders in the Form of Acceptance. Payment of the Offer Price shall be made by the U.S. Receiving Agent only to the person identified on the Tender Certificate (as defined below) as the seller of the tendered Shares, and any of said persons shall be treated both by the Bidders and by the U.S. Receiving Agent as the sole owner and seller of the tendered Shares.

The U.S. Receiving Agent will act as agent for U.S. tendering holders of Shares for the purpose of receiving payments from the Bidders and transmitting payments to such tendering holders of Shares whose Shares have been accepted for payment.

ADSs

The Offer Price for the ADSs accepted for payment pursuant to the U.S. Offer will be in U.S. dollars. Holders of ADSs who wish to convert the U.S. dollars received in connection with the U.S. Offer into another currency will bear all exchange rate risk associated with that conversion.

Payment for ADSs accepted pursuant to the U.S. Offer will be made by deposit of the Offer Price therefor in U.S. dollars with the U.S. Receiving Agent. The U.S. Receiving Agent will act as agent for tendering holders of ADSs for the purpose of receiving payments from the Bidders and transmitting payments to such tendering holders of ADSs whose ADSs have been accepted for payment.

General Provisions

If any tendered Shares and/or ADSs are not purchased for any reason, the documents of title relating to the Shares or American Depositary Receipts (the “ADRs”) evidencing ADSs and other documents of title, if any, will be returned, without expense to, but at the risk of, the tendering holder (or, in the case of ADSs delivered by book-entry transfer, by transfer of such ADSs to an account maintained at the appropriate Book-Entry Transfer Facility), as promptly as practicable.

The Purchaser seeks to acquire the Securities together with all economic and voting rights, including rights to Distributions declared on or after the Commencement Date. Accordingly, if on or after the date hereof YPF should declare or pay any Distributions on the Securities that are payable or distributable to stockholders of record on a date prior to the transfer to the name of the Purchaser on YPF’s stock transfer records of Shares (in the case of Shares) and on the transfer records of the Depositary of ADSs (in the case of ADSs), in each case that are purchased pursuant to the U.S. Offer, then (i) the Offer Price payable by the Bidders per Security in the U.S. Offer will be reduced to the extent such Distributions are payable in cash and (ii) any non-cash Distributions received and held by a tendering holder shall be required to be promptly remitted and transferred to the U.S. Receiving Agent for the account of the Purchaser accompanied by appropriate documents of transfer. Pending such remittance, Purchaser will be entitled to all rights and privileges, as owner of any such non-cash Distributions and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by Purchaser in its sole discretion. In the case of Distributions payable or distributable in cash to stockholders of record on a date prior to the transfer to the name of the Purchaser on YPF’s stock transfer records of Shares (in the case of Shares) and on the transfer records of the Depositary of ADSs (in the case of ADSs), tendering holders of Securities that intend to transfer such Distributions to the Purchaser and claim the Offer Price without deduction for such Distribution should contact the U.S. Receiving Agent well in advance of the Expiration Date. “Distributions” mean any distributions declared or paid by YPF in respect of any tendered Securities on or after the Commencement Date including, but not limited to, any payment of dividends in cash or in kind (in Shares or securities of any type), distributions of reserves, reimbursements of capital, full or partial redemptions, distributions for capital reductions, or rights to purchase any securities.

Under no circumstances will interest be paid on the Offer Price for the tendered Shares and/or ADSs whether or not the Expiration Date is extended. After the Acceptance Date, the Bidders’ obligation to make payments to tendering holders of Shares and/or ADSs shall continue until funds deposited with the U.S. Receiving Agent are paid to tendering holders of Shares and/or ADSs. Upon the deposit of funds with the U.S. Receiving Agent for the purpose of making payments to tendering holders of Shares and/or ADSs, the Bidders’ obligation to make the payment shall be satisfied, and tendering holders of Shares and/or ADSs must thereafter look solely to the U.S. Receiving Agent with respect to the Shares and/or ADSs for payment of amounts owed to them by reason of the acceptance for payment of Shares and/or ADSs pursuant to the U.S. Offer.

To the extent permitted by applicable Argentine and U.S. securities laws, we reserve the right to transfer or assign, in whole or in part at any time, to one or more of our subsidiaries or affiliates, the right to purchase Securities in the Offers, but any such transfer of assignment will not relieve us of our obligations under the Offers and will not prejudice the rights of tendering holders to receive payment for Securities validly tendered and accepted upon the terms and subject to the conditions set forth in the Offers.

3. Procedure for Tendering in the U.S. Offer — Holders of Shares

Only holders of Shares who are U.S. Persons are eligible to participate in the U.S. Offer. All other holders of Shares, and holders of Shares who are U.S. Persons but wish to participate in the Argentine Offer, must tender their Shares in the Argentine Offer. U.S. holders of Shares who wish to participate in the Argentine Offer should carefully consider that (i) they will not be granted the protection of the Exchange Act, and (ii) the offer price in the Argentine Offer will be settled in pesos, before they decide to tender their Shares in the Argentine Offer. For assistance in connection with the Argentine Offer, please contact Banco de Valores, S.A., the receiving agent under the Argentine Offer.

As used herein, a “U.S. Person” means (1) any individual resident in the United States; (2) any partnership or corporation organized or incorporated in the United States; (3) any estate of which any executor or administrator is a U.S. Person; (4) any trust of which the trustee is a U.S. Person; (5) any agency or branch of a foreign entity located in the United States; (6) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. Person; (7) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in the United States; and (8) any partnership or corporation if (A) organized or incorporated under the laws of any foreign jurisdiction and (B) formed by a U.S. Person for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned by accredited investors (as defined in Rule 501(a) under the Securities Act); excluding, in each case, persons deemed not to be “U.S. persons” pursuant to Rule 902 (k)(2) of Regulation S under the Securities Act.

The tendering of Shares pursuant to the U.S. Offer shall constitute a binding agreement between the tendering holder of Shares and the Bidders pursuant to the terms and subject to the conditions of the U.S. Offer.

Pursuant to the terms of the U.S. Offer and subject to the Conditions thereof, the Bidders shall acquire such Shares as are validly tendered prior to the Expiration Time on the Expiration Date pursuant to the requirements listed below and provided that tendered Shares are not withdrawn as set forth in “THE U.S. OFFER -— Section 5. Withdrawal Rights.”

The U.S. Offer to Purchase, the Form of Acceptance and other relevant materials may be obtained at the offices of the U.S. Receiving Agent, at the addresses indicated on the back cover of this Offer during normal business hours through the Expiration Time on the Expiration Date. However, failure to receive any documentation related to this U.S. Offer by any holder of Shares shall not invalidate this U.S. Offer or any aspect hereof.

Procedure.  A U.S. holder of Shares who decides to tender all or part of its Shares in the U.S. Offer, shall follow the procedures described below:

(i)  Holders whose Shares are registered under their name in the share registry of YPF kept by Caja de Valores.

A holder whose Shares are registered under its name in the share registry of YPF kept by Caja de Valores and who intends to tender its Shares in the U.S. Offer must first transfer the Shares to the collective deposit system of Caja de Valores and follow the procedure described below.

A holder of Shares that does not have a cuenta comitente in the collective deposit system of Caja de Valores through a financial intermediary (“Custodian”), may open a cuenta comitente in its name through any Custodian. The Custodian will open a cuenta comitente at Caja de Valores in which it will deposit the stock certificate issued by Caja de Valores (“Certificate”) and a cash account, in the name of the holder of Shares both of which shall be free of charge to the holder of Shares until the thirtieth day after the Payment Date. For purposes of this U.S. Offer to Purchase, a “cuenta comitente” shall mean an account opened by a Custodian at Caja de Valores in the name of a holder of Shares.

The Shares may not be tendered by a U.S. holder until they are credited in the holder’s account (cuenta comitente) at Caja de Valores. A holder wishing to open a cuenta comitente should therefore contact a Custodian with sufficient time to allow the Custodian to open the cuenta comitente to permit the tendering of Shares prior to the Expiration time on the Expiration Date.

Once the applicable requirements are met, the cuenta comitente has been opened, and the Shares have been credited to such cuenta comitente, the U.S. holder may tender its Shares in the U.S. Offer, following the steps set forth below:

(a) the U.S. holder of Shares shall request its Custodian to instruct Caja de Valores to transfer its Shares to the custodian retained by the U.S. Receiving Agent in Argentina (the “Argentine Custodian”) to the account opened by the Argentine Custodian in the name of the U.S. Receiving Agent for purposes of the U.S. Offer (Depositante No. 583, Comitente No. 1,354,127) with Caja de Valores (the “U.S. Tendered Shares Account”).

(b) The Custodian will obtain from Caja de Valores a certificate evidencing the tendering of the Shares in the U.S. Offer and the transfer and registration of the Shares in favor of the Argentine Custodian in the U.S. Tendered Shares Account (the “Tender Certificate”).

The Tender Certificate shall indicate (i) the date of transfer, (ii) the number of Shares transferred to the U.S. Tendered Shares Account, and (iii) the name, identification number and/or the registration information with public registrar, as applicable. The tendering holder should provide its Custodian with this information and, in turn, the Custodian should make it available to Caja de Valores.

(c) Once the corresponding transfer is completed, a U.S. holder of Shares who wishes to tender its Shares in the U.S. Offer shall file a completed and signed Form of Acceptance, the Tender Certificate, and all other documentation that the U.S. Receiving Agent may request, with the U.S. Receiving Agent at the address indicated on the back cover of this Offer during normal business hours, no later than the Expiration Time on the Expiration Date.

(ii) Holders whose Shares are deposited in the collective deposit system of Caja de Valores.

A U.S. holder whose Shares are deposited in the collective deposit system of Caja de Valores that wishes to tender its Shares in the U.S. Offer shall follow the steps set forth below:

(a) The U.S. holder shall request its Custodian to transfer the Shares that the holder wishes to tender into the U.S. Tendered Shares Account pursuant to the terms of this U.S. Offer to Purchase.

(b) Custodians shall obtain a Tender Certificate evidencing the tendering of the Shares in the U.S. Offer, and the transfer and registration of the Shares in favor of the Argentine Custodian in the U.S. Tendered Shares Account. The Tender Certificate shall indicate (i) the date of transfer, (ii) the number of Shares transferred to the U.S. Tendered Shares Account, and (iii) the name, identification number and/or the public registrar’s information, as applicable.

(c) Once the corresponding transfer is completed, a U.S. holder of Shares that wishes to tender its Shares in the U.S. Offer shall file the completed and signed Form of Acceptance, the Tender Certificate, and all other documentation that the U.S. Receiving Agent may request, with the U.S. Receiving Agent at the address indicated on the back cover of this U.S. Offer, no later than the Expiration Time on the Expiration Date.

(iii) General Provisions

Shares held directly may not be tendered by a U.S. person in the U.S. Offer until they are transferred into the collective deposit system and credited in the holder’s account (cuenta comitente) at Caja de Valores. Each holder wishing to open a cuenta comitente should therefore contact a Custodian with sufficient time to allow the Custodian to open the cuenta comitente to permit the tendering of Shares prior to the Expiration time on the Expiration Date. Each holder of Shares should consult with its Custodian as to whether there may be any delay in the issuance of the Tender Certificate by Caja de Valores. The transfer of Shares to the U.S. Tendered Shares Account (and the obtaining of the Tender Certificate) may take time. Neither the Bidders nor the U.S. Receiving Agent may provide holders of Shares with a specific timeframe for performing these steps, and therefore each holder should start this procedure as soon as possible.

Only the person or persons whose name or names appear on the Tender Certificate may sign the corresponding Form of Acceptance. If the tendered Shares are deposited in joint accounts, all holders in whose name the Shares are registered must sign a Form of Acceptance even if the Tender Certificate has been issued in the name of a single person. However, if each joint account holder is authorized to dispose the Shares without the consent of the other holder/s, any of the joint account holders may sign the Form of Acceptance. Unless evidence is provided to the contrary, joint account holders will be deemed to require the consent of the other holder/s to dispose the Shares deposited in the joint account.

U.S. holders of Shares may chose to file the Form of Acceptance personally, by authorized agent, or through their Custodians.

The method for delivering the Tender Certificate, the Form of Acceptance, and all the other documents required is at the sole option and risk of the tendering holders of Shares. The Shares shall be deemed tendered only when the Shares have been deposited in the U.S. Tendered Shares Account and the Form of Acceptance, the Tender Certificate, and other required documents have been received, and not rejected, by the U.S. Receiving Agent.

Subject to the right of any tendering U.S. holder to withdraw any tendered Shares, the U.S. Receiving Agent will keep the Shares deposited in the U.S. Tendered Shares Account until such time as the U.S. Offer is settled and the Bidders pay the Offer Price or the U.S. Offer is terminated.

When a U.S. Person that holds Shares and wishes to participate in the U.S. Offer has correctly completed the procedure described in this section, it shall be deemed to have tendered its Shares in the U.S. Offer and to have accepted all the terms and conditions thereof. The Shares shall not be deemed to have been tendered in the U.S. Offer until such time as the U.S. Receiving Agent has received the documents described above. Once the documents are received by the U.S. Receiving Agent, the tendering holder of Shares may only withdraw the tendered Shares by following the procedure detailed in Section 5 (five) below.

(iv) Holders of Shares who tender through the MERVAL Procedure.

U.S. Persons that hold Shares will not be entitled to tender their Shares in the U.S. Offer through the market system and pursuant to such applicable regulations as provided by the MERVAL (the “MERVAL Procedure”). If they wish to avail themselves of the MERVAL Procedure, they will be required to tender their Shares in the Argentine Offer, in which case the holder should consult its Custodian regarding the procedures to be followed.

Form of Acceptance.  The provisions hereof shall be included in the Form of Acceptance and shall be deemed to form part thereof. Each holder of Shares who has signed or in whose name a Form of Acceptance has been signed, irrevocably represents and warrants to the Bidders, and agrees with the Bidders, that:

(a) the presentation of the Form of Acceptance constitutes (i) an acceptance of the U.S. Offer with respect to the number of Shares indicated on the Form of Acceptance, (ii) a commitment to present the Tender Certificate to the U.S. Receiving Agent as set forth in this U.S. Offer to Purchase and to present any other document and to take any other steps necessary to allow the Bidders to consummate the transfer of ownership of the Shares, subject to the terms and conditions established in this Offer to Purchase and in the Form of Acceptance, and (iii) with the exception of the withdrawal rights of the tendering holders of Shares, an irrevocable tender of the Shares in the U.S. Offer;

(b) the U.S. holder of Shares is the owner of the Shares indicated on the Form of Acceptance and the holder has full authority and rights to deliver, sell, and transfer such Shares and rights inherent thereto to the Bidders;

(c) the tendered Shares are tendered free and clear from all liens, titles, charges, privileges and/or encumbrances, and together with all the rights which they grant or may grant in the future;

(d) the presentation of the Form of Acceptance to the U.S. Receiving Agent constitutes an instruction (which shall become irrevocable after the Acceptance Date) to deliver to the Bidders the tendered Shares as of the Payment Date;

(e) the presentation of the Form of Acceptance constitutes (i) an instruction (which shall be irrevocable as from the Acceptance Date) to YPF, Caja de Valores, the U.S. Receiving Agent, and the Argentine Custodian, as applicable, to cause the registration and/or register the transfer of the tendered Shares in favor of Purchaser and to deliver to Purchaser a certificate of ownership of the tendered Shares (“Constancia de Saldo de Cuentas”) and/or other documents which prove ownership of such Shares, on the Payment Date; and (ii) a commitment (which shall be irrevocable as from the Acceptance Date) to present any other document and to take any other measure necessary to allow the Bidders to consummate the transfer of ownership of the Shares, pursuant to the terms and conditions set forth in this U.S. Offer to Purchase and in the Form of Acceptance;

(f) the U.S. holder undertakes to ratify any and all of the acts or procedures that may be performed or effected by the Bidders or any of its directors or agents or YPF or any of its agents, as the case may be, in the exercise of any of its or their respective powers and/or authorizations in virtue hereof;

(g) the U.S. holder accepts that the voting and any other rights attaching to the tendered Shares, may not be exercised by the holder of Shares while the tendered Shares are deposited in the U.S. Tendered Shares Account;

(h) the U.S. holder accepts that the Purchaser seeks to acquire the Securities together with all economic and voting rights, including rights to Distributions declared on or after the Commencement Date. Accordingly, the holder accepts that if on or after the date hereof YPF should declare or pay any Distributions on, or issue any right with respect to, the Shares that are payable or distributable to stockholders of record on YPF’s stock transfer records of Shares on a date prior to the transfer to the name of the Purchaser of the tendered Shares, then (i) the Offer Price payable by the Bidders per Share in the U.S. Offer will be reduced to the extent such Distributions are payable in cash and (ii) any non-cash Distributions received and held by a tendering holder shall be required to be promptly remitted and transferred to the U.S. Receiving Agent for the account of the Purchaser accompanied by appropriate documents of transfer. Pending such remittance, Purchaser will be entitled to all rights and privileges, as owner of any such non-cash Distributions and may withhold the entire

Offer Price or deduct from the Offer Price the amount or value thereof, as determined by Purchaser in its sole discretion;

(i) the U.S. holder grants a power of attorney in favor of the U.S. Receiving Agent and the Argentine Custodian to receive such notifications, documents, or other communications to be sent to the holders of the tendered Shares, to execute any documents necessary to receive and keep in custody the tendered Shares and to exercise all other rights attaching to the tendered Shares;

(j) the U.S. holder agrees not to sell, assign, transfer, pledge or encumber in any manner the tendered Shares while they are deposited in the U.S. Tendered Shares Account and to keep the tendered Shares free and clear from any liens, charges, privileges and/or encumbrances, and not to exercise any of the rights appertaining thereto;

(k) the U.S. holder agrees not to modify or close the cuenta comitente from which the tendered Shares were transferred while the Shares are deposited in the U.S. Tendered Shares Account;

(l) the U.S. holder has reviewed the U.S. Offer documents; has not received from the U.S. Receiving Agent or the U.S. Information Agent any information or representations inconsistent with or differing from the information or representations contained in the Offer documents; and the holder’s decision to tender in the U.S. Offer has been based on the holder’s own analysis of YPF and of the U.S. Offer, including the benefits and risks involved and the holder has not received any type of legal, business, financial, tax, and/or any other type of advice from the Bidders, the U.S. Receiving Agent, the U.S. Information Agent and/or any of their parent, subsidiary, affiliated or related entities;

(m) all the information contained in the Form of Acceptance is true and correct;

(n) the holder is a U.S. Person or is holding for a U.S. Person.

Certification of Signatures.  Neither the Bidders nor the U.S. Receiving Agent shall be obligated to accept the Form of Acceptance or the Tender Certificate if the authenticity of the signatures of the persons signing them (or in case the signatory is married, of the spouse’s signature) is not certified by a notary public. This certification will not be necessary if the signing takes place at the U.S. Receiving Agent’s offices.

In case of joint submissions to the U.S. Receiving Agent by holders of Shares who are married, the signature and identity of each of the spouses shall be certified before a notary public for the purposes of Article 1277 of the Argentine Civil Code, except when both spouses are physically present before the U.S. Receiving Agent and are able to prove identity and provide proof of marriage. Expenses related to certifications before notary publics shall be the responsibility of the tendering holder of Shares.

Partial Tenders.  If fewer than all of the Shares delivered by a holder to the Argentine Custodian are to be tendered, the holder should so indicate in the Form of Acceptance by filling in the number of Shares that are to be tendered in the Box 1 of the Form of Acceptance. In such case, a new certificate of ownership (or Constancia de Saldo en Cuentas) for the untendered Shares may be requested by the person(s) signing such Form of Acceptance (or delivered as the holder indicates thereon) as promptly as practicable following the Payment Date.

Maintaining of Shares to be Transferred in Custody.  The U.S. Receiving Agent will maintain the Shares transferred into the U.S. Tendered Shares Account in custody in favor of both the Bidders and the tendering holder of Shares until the Payment Date, provided that (i) the tendering holder of Shares has not withdrawn its Shares; (ii) the tendering of the Shares was not defective, and (iii) the U.S. Offer remains open.

While the Shares remain deposited in the U.S. Tendered Shares Account, the tendering holder of Shares may not exercise the voting rights of the tendered Shares.

If the tendering holder were to withdraw the tendered Shares or the U.S. Offer were to be terminated by the Bidders because any of the Conditions described in “THE U.S. OFFER — Section 15. Certain Conditions of the U.S. Offer” have not been met, or due to any other reason, the U.S. Receiving Agent will return the tendered Shares as promptly as practicable after the date on which the Bidders notify the tendering holders that the U.S. Offer has been terminated.

All Shares delivered to the Argentine Custodian will be deemed to have been tendered unless otherwise indicated. See Instruction 1 of the Form of Acceptance.

If you are in any doubt as to the procedure for acceptance of Shares, please call the U.S. Information Agent at the telephone numbers set forth on the back cover of this U.S. Offer to Purchase.

Defects in Tendering in the Offer.  Falsehood or Inaccuracy of Tendering Holder’s Representations.  All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us in our sole discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular holder, whether or not any similar defect or irregularity is waived in the case of other holders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. Neither we nor any of our affiliates or assigns nor any person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of the tender offer will be final and binding.

We reserve the right to reject the tendering of any Shares if, at our sole and exclusive discretion, we believe that the payment to be made by us or the transfer of such Shares to us is illegal or contrary to any judgment, order, decision or opinion of the competent authority. In addition, the Bidders shall have the right to reject any tendered Shares at any time until the Payment Date in the event of the lack of performance by the holder of Shares of any of the covenants agreed to herein or if any representation made proves to be false or inaccurate.

The Bidders and the U.S. Receiving Agent will rely on the information provided to them by the Custodian in connection with (i) the actual deposit in the cuenta comitente of the Shares to be tendered, and (ii) the accuracy of the identity and capacity, and adequacy of the required consents, of the holder of the cuenta comitente to instruct its Custodian to effect the transfer of the Shares to the U.S. Tendered Shares Account. Any mistake, error, or inaccuracy in connection thereto will be the sole responsibility of the tendering holder and its Custodian.

In the event of a rejection of tendered Shares by the Bidders, the Shares shall be returned to the tendering holder and no payment of the Offer Price shall be made to such holder if the U.S. Offer is consummated.

4. Procedure for Tendering in the U.S. Offer — Holders of ADSs.

This U.S. Offer to Purchase, the Letter of Transmittal, and other relevant materials will be mailed to registered holders of ADSs and furnished to beneficial owners thereof, if requested. For a holder of ADSs to validly tender ADSs pursuant to the U.S. Offer, a properly completed and duly executed Letter of Transmittal (or a copy thereof with original signatures), together with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry delivery of ADSs, and any other required documents, must be received by the U.S. Receiving Agent at one of its addresses set forth on the back cover of this U.S. Offer to Purchase, and ADRs evidencing such ADSs must be received by the U.S. Receiving Agent at one of such addresses or the ADSs must be received pursuant to the procedures for book-entry transfer set forth below (and a confirmation of receipt of such transfer received by the U.S. Receiving Agent) on or prior to the Expiration Time on the Expiration Date or the New Expiration Date, as applicable. All valid Letters of Transmittal, ADRs and other required documents delivered to the U.S. Receiving Agent by ADS holders will be deemed (without any further action by the U.S. Receiving Agent) to constitute acceptance of the U.S. Offer by such ADS holders with respect to such ADSs subject to the terms and conditions set forth in the Letter of Transmittal. The acceptance of the U.S. Offer by a tendering ADS holder pursuant to procedures described above, subject to “THE U.S. OFFER — Section 5. Withdrawal Rights”, will constitute a binding agreement between such tendering ADS holder and the Bidders upon the terms of the U.S. Offer. If an ADS has been tendered by an ADS holder, the Shares represented by such ADS may not be tendered by such ADS holder. ADSs held through the Book-Entry Transfer Facility (as defined below) must be tendered by means of delivery of an Agent’s Message (as defined below) and of the ADSs pursuant to the procedures for book-entry transfer to an account opened and maintained for such purpose by the U.S. Receiving Agent within The Depository Trust Company (“DTC”) (the “Book-Entry Transfer Facility”).

Book-Entry Transfer.  The U.S. Receiving Agent will establish an account at the Book-Entry Transfer Facility with respect to the ADSs held in book-entry form for purposes of the U.S. Offer. Any financial institution that is a participant in the Book-Entry Transfer Facility’s systems may make book-entry delivery of ADSs by causing the Book-Entry Transfer Facility to transfer such ADSs into the U.S. Receiving Agent’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedure for such transfer. The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the U.S. Receiving Agent and forming a part of a Book-Entry Transfer Facility confirmation system that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the ADSs that such participant has received and agrees to be bound by the terms of the Letter of Transmittal. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the U.S. Receiving Agent.

The method of delivery of ADSs, the Letter of Transmittal and all other required documents is at the option and risk of the tendering ADS holder. ADSs will be deemed delivered only when actually received by the U.S. Receiving Agent. If delivery is by mail, registered mail (with return receipt requested) and proper insurance is recommended. Delivery should be effected as soon as possible but no later than the Expiration Time on the Expiration Date or the New Expiration Date, as applicable.

Signature Guarantees.  No signature guarantee is required on the Letter of Transmittal if: (i) the Letter of Transmittal is signed by the registered holder of the ADSs tendered therewith and such registered holder has not completed either the box entitled “Special Delivery Instruction” or the box entitled “Special Issuance Instructions” on the Letter of Transmittal; or (ii) such ADSs are tendered for the account of a financial institution (including most banks, savings and loan associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchange Medallion Program (an “Eligible Institution”). In all other cases, all signatures on the Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

If the ADS are registered in the name of a person other than the signer of the Letter of Transmittal, then the tendered ADRs must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered owner or owners appear on the ADRs, with the signatures on the ADRs or stock powers guaranteed as aforesaid. See Instructions 1 and 5 of the Letter of Transmittal.

Partial Tenders.  If Shares underlying fewer than all of the ADSs evidenced by ADRs delivered to the U.S. Receiving Agent are to be tendered, the holder thereof should so indicate in the Letter of Transmittal by filing in the number of ADSs which are to be tendered in the box entitled “Number of ADSs Representing Shares To Be Tendered.” In such case, a new ADR for the remainder of the ADSs represented by the old ADR will be sent to the person(s) signing such Letter of Transmittal (or delivered as such person properly indicates thereon) as promptly as practicable following the date the tendered ADSs are accepted for payment.

All ADSs delivered to the U.S. Receiving Agent will be deemed to have been tendered unless otherwise indicated. See Instruction 4 of the Letter of Transmittal. In the case of partial tenders, ADSs not tendered will not be reissued to a person other than the registered holder.

Notwithstanding any other provision hereof, payment for ADSs purchased pursuant to the U.S. Offer will in all cases be made only after timely receipt by the U.S. Receiving Agent of ADRs evidencing such ADSs (or, in the case of ADSs held in book-entry form, timely confirmation of a book-entry transfer of such ADSs into the U.S. Receiving Agent’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth above), a properly completed and duly executed Letter of Transmittal with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message) and any other required documents.

Appointment as Proxy.  By executing the Letter of Transmittal as set forth above, the tendering ADS holder agrees that, effective from and after the date ADSs are tendered thereby, (i) the Bidders shall be entitled to direct the exercise of any votes attaching to any Shares represented by ADSs in respect of which the U.S. Offer has been accepted or is deemed to have been accepted and any other rights and privileges attaching to such Shares represented by ADSs, including any right to call a meeting of the shareholders; and (ii) the execution of the Letter of Transmittal and its delivery to the U.S. Receiving Agent will constitute: (a) an authority from the tendering holder of ADSs to send any notice, circular, document or other communications which may be required to be sent to such holder to the Bidders at their registered offices; (b) an authority to the Bidders to sign any consent to execute a form of proxy in respect of the Shares represented by the ADSs in respect of which the U.S. Offer has been accepted or is deemed to have been accepted appointing any person nominated by the Bidders to attend general meetings of shareholders of YPF and to exercise the votes attaching to such Shares on behalf of the tendering ADS holder; and (c) the agreement of the tendering holder of ADSs not to exercise any of such rights without the consent of the Bidders and the irrevocable undertaking of the tendering holder of ADSs not to appoint a proxy for or to attend general meetings of shareholders.

Tax Withholding.  Under the U.S. federal income tax laws, the U.S. Receiving Agent may be required to withhold 28% of the amount of any payments made to certain ADS holders pursuant to the U.S. Offer. In order to avoid such backup withholding, each tendering ADS holder is required to (i) in the case of a U.S. holder, as defined in Section 6, provide the U.S. Receiving Agent with such holder’s correct U.S. taxpayer identification number and certify that such holder is not subject to such backup withholding by completing IRS Form W-9 or (ii) in the case of a non-U.S. holder, as defined in Section 6, provide the U.S. Receiving Agent a completed IRS Form W-8 BEN (or other applicable form) prior to receipt of any payment.

Holders of ADSs cannot tender ADSs directly in the Argentine Offer. If you hold ADSs and you wish to participate in the Argentine Offer, you should contact The Bank of New York Mellon, the depositary for the ADSs, at 101 Barclay Street, 22nd Floor West, New York, New York, 10286, telephone number 212-815-2231, in order to convert your ADSs into Class D Shares, which may be then tendered directly in the Argentine Offer. You will have to pay a fee of up to $0.05 for each ADS converted. If you hold ADSs and you wish to participate in the Argentine Offer, you should allow sufficient time to complete all required steps to convert your ADSs into Class D Shares prior to the expiration date of the Argentine Offer.

If you are in any doubt about the procedure for acceptance of ADSs, please call the U.S. Information Agent at its telephone numbers set forth on the back cover of this U.S. Offer to Purchase.

All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of ADSs will be determined by us in our sole discretion, which determination shall be final and binding to all parties. We reserve the absolute right to reject any and all tenders determined by us no to be in proper form. We also reserve the absolute right to waive any defect or irregularity in the tender of any ADSs of any particular holder, whether or not similar defect or irregularities are waived in the case of other holders. No tender of ADSs will be deemed to have been validly made until all defects and irregularities have been cured or waived. Neither we nor any of our affiliates or assigns nor any person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of the tender offer will be final and binding.

5. Withdrawal Rights.

Tenders of Shares and/or ADSs made pursuant to the U.S. Offer may be withdrawn at any time prior to the Expiration Time on the Expiration Date or the New Expiration Date, as applicable or, thereafter, until such time as the Bidders announce that the Required Regulatory Approval has been obtained and that they will pay the Offer Price. The Bidders will announce that the Required Regulatory Approval has been obtained within 1 (one) business day after Petersen SA has been served with notice of such Required Regulatory Approval, by issuing a press release and amending the Tender Offer Statement that the Bidders filed with the SEC on Schedule TO.

Shares

The withdrawal of any Shares tendered in the U.S. Offer can only be made by presenting a signed form of withdrawal (the “Form of Withdrawal”) to the U.S. Receiving Agent. Such withdrawal will be effective only if the U.S. Receiving Agent timely receives the Form of Withdrawal at its address set forth on the back cover of this U.S. Offer to Purchase. The Form of Withdrawal must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares, and signatures must be certified by a notary public.

ADSs

To be effective, a written or facsimile transmission notice of withdrawal must be timely received by the U.S. Receiving Agent at its address set forth on the back cover of this U.S. Offer to Purchase and must specify the name of the person who tendered the ADSs to be withdrawn and the number of ADSs to be withdrawn and the name of the registered holder of ADSs, if different from that of the person who tendered such ADSs. If the ADSs to be withdrawn have been delivered to the U.S. Receiving Agent, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of ADSs tendered by an Eligible Institution) must be submitted prior to the release of such ADSs. In addition, such notice must specify, in the case ADSs tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering holder) and the serial numbers shown on the particular certificates evidencing ADSs to be withdrawn or, in the case of ADSs tendered by book-entry transfer, the name and number of the account at one of the Book-Entry Transfer Facilities to be credited with the withdrawn ADSs.

General Considerations

Withdrawals may not be rescinded (without the written consent of the Bidders), and Shares and ADSs withdrawn will thereafter be deemed not validly tendered for purposes of the U.S. Offer. However, withdrawn Shares and ADSs may be re-tendered following one of the procedures described in Section 3 or Section 4, as applicable, at any time prior to the Expiration Time on the Expiration Date, or thereafter, until the New Expiration Date, if the Bidders extended the U.S. Offer.

If any tendering holder of Shares and/or ADSs withdraws its tendered Shares and/or ADSs within the timeframe set forth herein and pursuant to the terms of the U.S. Offer, the Argentine Custodian and/or the U.S. Receiving Agent, as applicable, shall return to such tendering holder the tendered Shares and/or ADSs withdrawn after deducting such customary expenses and commissions that may apply.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Bidders, in their sole discretion, subject to applicable law, which determination shall be final and binding. None of the Bidders, the U.S. Receiving Agent, the U.S. Information Agent, the Argentine Custodian or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

6. Certain Tax Considerations.

The following describes the material U.S. federal income tax and Argentine tax consequences of the sale of Shares and/or ADSs pursuant to the U.S. Offer.

As used herein, the term “U.S. holder” means a beneficial owner of Shares and/or ADSs that is (1) a U.S. citizen or resident for United States federal income tax purposes; (2) a United States domestic corporation or partnership; (3) a trust subject to the control of a U.S. person and the primary supervision of a United States court; or (4) an estate the income of which is subject to U.S. federal income taxation regardless of its source. As used herein, the term “non-U.S. holder” means a beneficial owner of Shares and/or ADSs that is, for United States federal income tax purposes, (1) a nonresident alien individual; (2) a foreign corporation; (3) a nonresident alien fiduciary of a foreign estate or trust; (4) a foreign partnership one or more of the members of which is, for United States federal income tax purposes, a nonresident alien individual, a foreign corporation or a nonresident alien fiduciary of a foreign estate or trust.

U.S. Tax Consequences

The following discussion is based upon United States federal income tax laws presently in force. This discussion is not a full description of all tax considerations that may be relevant to a decision to sell Shares and/or ADSs pursuant to the U.S. Offer. In particular, this discussion deals only with Shares and/or ADSs that are held as capital assets as defined in Section 1221 of the United States Internal Revenue Code of 1986, as amended, and does not address the tax treatment of persons that are subject to special treatment under the U.S. income tax laws. Such persons include, but are not limited to (1) banks, financial institutions, securities dealers or traders and insurance companies, (2) tax-exempt entities, (3) persons that hold Shares and/or ADSs as a hedge or as part of a straddle conversion or other integrated transaction with other investors for tax purposes, and persons whose functional currency is not the U.S. dollar, (4) persons owning directly, indirectly or by attribution, currently or during the past five years, 10% or more of the Shares and/or ADSs, (5) persons who acquired Shares and/or ADSs pursuant to the exercise of an employee stock option or otherwise as compensation or (6) certain expatriates or former long-term residents of the United States. Moreover, the effect of any applicable United States state or local tax laws is not discussed herein.

U.S. Holders

Sale of Shares and/or ADSs.  U.S. holders will recognize capital gain or loss on the sale of Shares or ADSs pursuant to the U.S. Offer. Such gain or loss will be equal to the difference between the amount of cash received and the U.S. holder’s tax basis in the Shares or ADSs exchanged therefor. Gain or loss will be determined separately for each block of Shares or ADSs (i.e., Shares or ADSs acquired at the same cost in a single transaction) tendered pursuant to the U.S. Offer. In general, any gain or loss realized upon the sale of Shares or ADSs pursuant to the U.S. Offer will be treated as long-term capital gain or loss if the Shares or ADSs have been held for more than one year and otherwise as short-term capital gain or loss. U.S. holders should consult their tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals, trusts or estates) and losses (the deductibility of which is subject to limitations).

Foreign Tax Credits.  Argentine taxes that may be imposed on a U.S. holder upon the receipt of cash in exchange for Shares pursuant to the U.S. Offer will generally be treated as foreign income taxes eligible for credit against a U.S. holder’s federal income tax liability or for deduction in computing such U.S. holder’s taxable income. Any gain or loss generated by the sale of the Shares by a U.S. holder will generally be treated as U.S. source gain or loss. Accordingly, a U.S. holder may not be able to use the foreign tax credit arising from any Argentine taxes imposed on the disposition of the Shares unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources in the appropriate income category. The calculation and availability of foreign tax credits and, in the case of a U.S. holder that elects to deduct foreign taxes, the availability of deductions, involves the application of complex rules that depend on a U.S. holder’s particular circumstances. U.S. holders should consult with their own tax advisors with regard to the availability of foreign tax credits and the application of the foreign tax credit limitations in light of their particular situations.

Any tax paid by a U.S. holder that is not eligible for a credit or deduction shall be treated as a reduction in the amount of cash received by the U.S. holder on the exchange of the Shares, and will generally reduce the amount of gain (if any) recognized by the U.S. holder.

Backup Withholding Tax.  A U.S. holder may be subject to backup withholding at the rate of 28% on the proceeds from the sale of ADSs pursuant to the U.S. Offer. To prevent backup withholding, each U.S. holder tenders ADSs pursuant to the U.S. Offer must provide the U.S. Receiving Agent, with the holder’s correct taxpayer identification number and certify that such holder is exempt from or otherwise not subject to backup withholding by completing IRS Form W-9. For further information concerning backup withholding, see “Backup Withholding” in the Letter of Transmittal.

Non-U S. Holders

Sale of ADSs.  Subject to the discussion of backup withholding below, a non-U.S. holder will generally not be subject to United States federal income or withholding tax on gain realized on the sale of ADSs pursuant to the U.S. Offer unless (i) such gain is effectively connected with such non-U.S. holder’s conduct of a trade or business within the U.S. (or, in the case of a country which has a tax treaty with the United States, such gain is attributable to a permanent establishment or fixed place of business in the United States) or (ii) such gain is realized by an individual non-U.S. holder who is present in the United States for at least 183 days in the taxable year of the sale and certain other conditions are met.

Backup Withholding.  To prevent backup withholding at the rate of 28% on the proceeds from the sales of ADSs, each non-U.S. holder who accepts the U.S. Offer must provide the U.S. Receiving Agent with a completed IRS Form W-8 BEN (or other applicable form) attesting to its exempt status prior to receipt of any payment. For further information concerning backup withholding, see “Backup Withholding” in the Letter of Transmittal.

Argentine Tax Consequences

The following section refers to the main Argentine taxes applicable to the U.S. Offer. It does not contain a comprehensive analysis of all the tax-related matters that might be considered relevant in making a decision. Further, it does not specifically describe all the Argentine tax-related matters applicable to any particular holder. This analysis is based on the tax laws in force in Argentina applicable as of the date of this U.S. Offer, which may be subject to amendment and different interpretations. Each holder of Shares or ADSs should consult with its own tax advisors about the specific tax consequences of this U.S. Offer.

Shares

Tax on Dividends.  Dividends paid on the Shares, whether in cash, in kind or in other securities, are not subject to any income tax withholding, except for dividends paid in excess of the cumulative taxable income of YPF for the preceding fiscal period, which are subject to a 35% withholding tax applicable on such excess amount both in respect of domestic and foreign shareholders.

Capital gains tax.  Due to the amendments made to the Income Tax Law (the “ITL”) by Law No. 25,414, Decree No. 493/2001 and the subsequent abrogation of Law No. 25,414 and its replacement by Law No. 25,556, there is uncertainty about the effectiveness of certain amendments. Although Resolution No. 351/2003 of the Procurador del Tesoro de la Nación (National Treasury General Attorney) addressed the most relevant matters related to the taxation applicable on the proceeds of sales of shares, some issues remain uncertain.

Foreign beneficiaries.  Capital gains obtained by non-residents or foreign entities as a result of the sale, exchange or other form of disposal of the Shares are exempt from income tax. Although there is some uncertainty in this regard, pursuant to a reasonable interpretation of the ITL and the above mentioned precedent, the same should apply to non-residents qualified as “offshore entities.” In this regard, an “offshore entity” is a foreign company, business association, established concern, facility or entity domiciled or, if applicable, organized abroad that due to its legal status or according to its by-laws is engaged in investment transactions, as its main activity, outside of its country of organization and/or is not authorized to carry out certain transactions and/or make certain investments in such country, as required by the laws or regulations applicable to it.

Value added tax.  The sale of Shares under the U.S. Offer is exempted from the value added tax.

Stamp tax.  The Shareholders may be subject to the stamp tax in certain provinces of the Republic of Argentina to the extent the transfer of the Shares is made, formalized or has effects in said jurisdictions under written agreements. In the City of Buenos Aires, the stamp tax is not applicable to said agreements.

Court tax.  If a legal action related to the U.S. Offer is filed in Argentina, a court tax will be payable (currently at a three percent rate) on the amount of any claim filed in the Courts of the City of Buenos Aires.

Other taxes.  In Argentina, issuers act as substitute responsible agents (responsable sustituto) under the Assets Tax in cases where shares of the issuers are owned by individuals that reside in Argentina or abroad, by corporations, or by legal entities domiciled abroad, in which capacity they required to make an annual payment of 0.5% of its net wealth value. Issuers may require shareholders to reimburse them for such payments made pursuant to the Asset Tax. In the City of Buenos Aires, the minimum presumed income tax and the gross income tax are not applicable to the transfer or disposal of the Shares.

Tax treaties.  Argentina has executed treaties to avoid double taxation with Australia, Belgium, Bolivia, Brazil, Canada, Chile, Denmark, Finland, France, Germany, Italy, the Netherlands, Norway, Spain, Sweden, Switzerland and the United Kingdom. Foreign Shareholders domiciled in any of the above-mentioned jurisdictions may be required to pay the taxes applicable on the sale of the Shares or any dividends thereon at lower rates. Argentina has not executed any treaty to avoid double taxation with the United States.

ADS

Capital gains, if any, derived from the sale of ADSs pursuant to the U.S. Offer by individuals (whether a resident or non-resident of Argentina), estates located in Argentina and abroad and foreign entities that do not have a permanent establishment in Argentina, are not subject to withholding or income tax. In addition, pension funds, certain mutual funds, the Argentine Government, Provinces and Municipalities are, among other entities, not subject to withholding or income tax.

The sale of ADSs pursuant to the U.S. Offer by a holder is not subject to value added tax or stamp, registration, transfer or similar taxes in Argentina.

The tax discussion set forth above is included for general information only and is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (possibly retroactively). Holders of Shares and/or ADSs are urged to consult their tax advisors with respect to the specific tax consequences of the U.S. Offer to them, including the application and effect of state, local and foreign tax laws.

7. Price Range of Shares and ADSs; Dividends.

Price Range of YPF Class D Shares and ADSs

The YPF Class D Shares trade on the Buenos Aires Stock Exchange (“BASE”) under the symbol “YPFd.” The ADSs, each representing one YPF Class D Share, are listed on the New York Stock Exchange (“NYSE”) under the trading symbol “YPF.” The ADSs began trading on the New York Stock Exchange on June 29, 1993 and were issued by The Bank of New York Mellon, N.A. as depositary (the “YPF Depositary”). The following table sets forth, for the periods indicated, the high and low sales prices of the both the YPF Class D Shares on the BASE and the ADSs on the NYSE, as presented in the YPF 20-F for the year ended December 31, 2007 (except where otherwise noted):

	YPF Class D Shares		ADSs
	High	Low	High	Low
	(Argentine pesos)		(U.S. dollars)

2005
First Quarter	190.00	128.00	63.75	43.20
Second Quarter	161.00	142.00	56.50	49.00
Third Quarter	205.00	155.00	69.20	54.54
Fourth Quarter	195.00	159.00	69.00	51.05
2006
First Quarter	177.50	159.50	57.38	51.92
Second Quarter	168.00	115.00	55.00	37.00
Third Quarter	141.00	123.50	45.45	40.01
Fourth Quarter	152.95	131.00	51.49	42.75
2007
First Quarter	153.00	126.00	50.10	41.14
Second Quarter	143.50	127.00	46.41	41.42
Third Quarter	143.50	107.80	45.91	34.37
Fourth Quarter	142.00	118.00	44.97	37.02
2008
First Quarter	142.00	118.00	43.90	37.75
Second Quarter	155.50	136.00	48.31	42.75
Third Quarter(1)	153.00	145.00	48.52	47.00

(1)	Through September 10, 2008. Source: Bloomberg

On September 10, 2008, the last full trading day on the BASE and on the NYSE prior to the date of this U.S. Offer to Purchase, the reported closing prices of the Class D Shares and the ADSs were Ps.150.50 and U.S. $48.52, respectively. None of the Class A Shares, Class B Shares or Class C Shares are listed, quoted or traded on any securities exchange. Holders of Class D Shares and ADSs are urged to obtain a current quotation for the Class D Shares and ADSs, respectively.

According to YPF’s Form 20-F for the fiscal year ended December 31, 2007, as of December 31, 2007 (i) there were 393,195,669 Class D Shares issued and outstanding and approximately 8,336 holders of Class D shares, and (ii) there were approximately 224.7 million ADSs outstanding and approximately 93 holders of record of ADSs.

Such ADSs represented approximately 57.10% of the total number of issued and outstanding Class D shares as of December 2007. Repsol YPF was the holder of 222.8 million of our ADSs at that date. Prior to the launching of the Offers and without giving effect to the exercise of the First Option, Repsol beneficially owned 84.14% of the outstanding Securities, Petersen SA owned 14.90% of the outstanding Securities, the Argentine federal and provincial governments owned less that 0.01% of the outstanding Securities, an employee fund owned 0.03% of the outstanding Securities, and 0.93% of the outstanding Securities were owned by the public.

Dividends.

The following table sets forth for the periods and dates indicated, the quarterly dividend payments made by YPF, expressed in pesos.

	Pesos per Share/ADS
Year Ended December 31,	1Q	2Q	3Q	4Q	Total

2003	—	5.00	2.60	—	7.60
2004	—	9.00	—	4.50	13.50
2005	—	8.00	—	4.40	12.40
2006	—	6.00	—	—	6.00
2007	6.00	—	—	—	6.00
2008(1)	10.76	6.50	—	—	17.26

(1)	Through September 10, 2008. Source: http://www.ypf.com

8. Certain Information Concerning YPF.

The information concerning YPF contained herein has been taken from or is based upon reports and other documents on file with the SEC or otherwise publicly available. Although the Bidders do not have any knowledge that would indicate that any statements contained herein based upon such reports and documents are untrue, the Bidders do not take any responsibility for the accuracy or completeness of the information contained in such reports and other documents or for any failure by YPF to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to the Bidders.

According to the YPF 20-F, YPF is a fully integrated oil and gas company with leading market positions across the Argentine upstream and downstream segments. Its upstream operations consist of the exploration, development and production of crude oil, natural gas and liquefied petroleum gas. Its downstream operations include the refining, marketing, transportation and distribution of oil and a wide range of petroleum products, petroleum derivatives, petrochemicals, liquid petroleum gas and bio-fuels. YPF is organized under the laws of the Republic of Argentina with its principal executive offices located at Avenida Pte. R. Sáenz Peña 777, C1035AAC, Ciudad Autónoma de Buenos Aires, Argentina (Telephone: 011-5411-4329-2000).

Financial Information.  The selected consolidated financial data set forth below should be read in conjunction with, and are qualified in their entirety by reference to, the YPF Consolidated Financial Statements and Notes thereto included in the YPF 20-F. The selected financial data for each of the years in the five-year period ended December 31, 2007 set forth below have been derived from YPF’s consolidated financial statements, which have been audited by Deloitte & Co. S.R.L., independent public accountants, as indicated in their reports.

YPF’s consolidated financial statements are prepared in accordance with generally accepted accounting principles in Argentina (“Argentine GAAP”), which differ in certain respects from generally accepted accounting principles in the United States (“US GAAP”). Note 13 to the Financial Statements included in the YPF 20-F describes the principal differences between Argentine GAAP and US GAAP as they relate to YPF. Note 14 provides the effects of the significant differences on net income and shareholders’ equity and a reconciliation of such differences, and Note 15 provides certain additional disclosures required under US GAAP.

Solely for the convenience of the reader, peso amounts as of and for the year ended December 31, 2007 have been translated into U.S. dollars at the exchange rate quoted by the Argentine Central Bank on December 28, 2007 of Ps.3.15 to U.S.$1.00 (the last quoted rate in December 2007), unless otherwise specified.

	As of and for Year Ended December 31,
	2007	2007	2006	2005(1)	2004(1)	2003(2)
	(In millions of		(In millions of pesos,
	U.S.$, except for per		except for per share and
	share and per ADS data)		per ADS data)

Consolidated Income Statement Data:
Argentine GAAP(3)
Net sales(4)(5)	9,239	29,104	25,635	22,901	19,931	17,514
Gross profit	3,208	10,104	9,814	11,643	10,719	9,758
Administrative expenses	(256)	(805)	(674)	(552)	(463)	(378)
Selling expenses	(673)	(2,120)	(1,797)	(1,652)	(1,403)	(1,148)
Exploration expenses	(166)	(522)	(460)	(280)	(382)	(277)
Operating income	2,113	6,657	6,883	9,161	8,471	7,955
Income on long-term investments	11	34	183	39	154	150
Other expenses, net	(139)	(439)	(204)	(545)	(981)	(152)
Interest expense	(93)	(292)	(213)	(459)	(221)	(252)
Other financial income (expenses) and holding gains (losses), net	257	810	667	561	359	202
Income from sale of long-term investments	2	5	11	15	—	—
Reversal (impairment) of other current assets	22	69	(69)	—	—	—
Income before income tax	2,173	6,844	7,258	8,772	7,782	7,903
Income tax	(876)	(2,758)	(2,801)	(3,410)	(3,017)	(3,290)
Net income from continuing operations	1,297	4,086	4,457	5,362	4,765	4,613
Income on discontinued operations	—	—	—	3	15	—
Income from sale of discontinued operations	—	—	—	139	—	—
Net income	1,297	4,086	4,457	5,362	4,907	4,628
Earnings per share and per ADS(6)	3.30	10.39	11.33	13.63	12.48	11.77
Dividends per share and per ADS(6) (in pesos)	n.a.	6.00	6.00	12.40	13.50	7.60
Dividends per share and per ADS(6)(7) (in U.S. dollars)	n.a.	1.93	1.97	4.25	4.70	2.62
U.S. GAAP
Operating income	1,643	5,176	5,626	8,065	6,550	7,567
Net income	1,056	3,325	3,667	5,142	4,186	4,435
Earnings per share and per ADS(6) (in pesos)	n.a.	8.45	9.32	13.07	10.64	11.28

	As of and for Year Ended December 31,
	2007	2007	2006	2005(1)	2004(1)	2003(2)
	(In millions of		(In millions of pesos,
	U.S.$, except for per		except for per share and
	share and per ADS data)		per ADS data)

Consolidated Balance Sheet Data:
Argentine GAAP(3)
Cash	62	196	118	122	492	355
Working capital	1,296	4,081	4,905	2,903	3,549	4,001
Total assets	12,096	38,102	35,394	32,224	30,922	32,944
Total debt(8)	316	994	1,425	1,453	1,930	2,998
Shareholders’ equity(9)	8,273	26,060	24,345	22,249	21,769	22,534
U.S. GAAP
Total assets	12,935	40,746	37,046	34,748	32,540	34,125
Shareholders’ equity	9,228	29,067	26,241	24,254	23,506	24,334
Other Consolidated Financial Data:
Argentine GAAP
Fixed assets depreciation	1,314	4,139	3,718	2,707	2,470	2,307
Cash used in fixed asset acquisitions	1,957	6,163	5,002	3,722	2,867	2,418

(1)	Consolidated income and balance sheet data for the years ended December 31, 2005 and 2004 set forth above include the retroactive effect from the application of new accounting rules in Argentina effective since January 1, 2006.

(2)	Consolidated income and balance sheet data for the year ended December 31, 2003 set forth above do not include the retroactive effect from the application of new accounting rules in Argentina, which was not material.

(3)	The financial statements reflect the effect of changes in the purchasing power of money by the application of the method for remeasurement in constant Argentine pesos set forth in Technical Resolution No. 6 of the Argentine Federation of Professional Councils in Economic Sciences (“F.A.C.P.C.E.”) and taking into consideration General Resolution No. 441 of the CNV, which established the discontinuation of the remeasurement of financial statements in constant Argentine pesos as from March 1, 2003. See Note 1 to the Audited Consolidated Financial Statements included in the YPF 20-F.

(4)	Includes Ps.1,350 million for the year ended December 31, 2007, Ps.1,451 million for the year ended December 31, 2006, Ps.1,216 million for the year ended December 31, 2005, Ps.1,122 million for the year ended December 31, 2004 and Ps.760 million for the year ended December 31, 2003 corresponding to the proportional consolidation of the net sales of investees in which we hold joint control with third parties. See Note 13(b) to the Audited Consolidated Financial Statements included in the YPF 20-F.

(5)	Net sales are net to YPF after payment of a fuel transfer tax, turnover tax and, from 2002, customs duties on hydrocarbon exports. Royalties with respect to YPF’s production are accounted for as a cost of production and are not deducted in determining net sales. See Note 2(g) to the Audited Consolidated Financial Statements included in the YPF 20-F.

(6)	Information has been calculated based on outstanding capital stock of 393,312,793 shares. Each ADS represents one Class D share. There were no differences between basic and diluted earnings per share and ADS for any of the years disclosed.

(7)	Amounts expressed in U.S. dollars are based on the exchange rate as of the date of payment. For periods in which more than one dividend payment was made, the amounts expressed in U.S. dollars are based on exchange rates at the date of each payment.

(8)	Total debt under Argentine GAAP includes nominal amounts of long-term debt of Ps.523 million as of December 31, 2007, Ps.510 million as of December 31, 2006, Ps.1,107 million as of December 31, 2005, Ps.1,684 million as of December 31, 2004 and Ps.2,085 million as of December 31, 2003.

(9)	YPF’s subscribed capital as of December 31, 2007 is represented by 393,312,793 shares of common stock and divided into four classes of shares, with a par value of Ps.10 and one vote per share. These shares are fully subscribed, paid-in and authorized for stock exchange listing.

Exchange Rates.  The Federal Reserve Bank of New York does not report a noon buying rate for Argentine pesos. The following table sets forth the annual low, high, average and period-end rate for U.S. dollars for each of the indicated periods starting in 2003 as reported by the Argentine Central Bank.

	2003	2004	2005	2006	2007	2008(1)
	(Pesos per U.S. $)

December 31	2.93	2.98	3.03	3.06	3.15	3.07
Average(2)	2.93	2.94	2.90	3.07	3.12	3.10
High	3.35	3.06	3.04	3.11	3.18	3.18
Low	2.76	2.80	2.86	3.03	3.05	3.01

(1)	Through September 10, 2008

(2)	The average of month-end rates during the period.

Available Information.  YPF is subject to the informational requirements of the Exchange Act applicable to foreign private issuers and in accordance therewith files reports and other information with the SEC relating to its business, financial condition and other matters. Such reports, statements and other information may be inspected at the public reference facilities maintained by the SEC at 100 F Street NE, Mail Stop 5100, Washington, DC 20549, and should also be available for inspection and copying at prescribed rates at the regional offices of the SEC in New York (3 World Financial Center, Suite 400, New York, NY 10281-1022) and Chicago (175 W. Jackson Boulevard, Suite 900, Chicago, IL 60604). Copies may be obtained by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street NE, Mail Stop 5100, Washington, DC 20549. Such material should also be available for inspection at the library of the NYSE, 20 Broad Street, New York, NY 10005, on which the ADSs are traded. YPF’s SEC filings are also available to the public through commercial document retrieval services and, in the case of documents filed electronically, at the web site maintained by the SEC at “http://www.sec.gov.”

YPF is subject to the informational requirements of the CNV and the BASE and in accordance therewith files reports and other information relating to its business, financial condition and other matters. Such reports, statements and other information (including the annual and quarterly financial statements of YPF) may be inspected at the public reference facilities maintained by the BASE at Sarmiento 299, 2nd Floor, Buenos Aires, Argentina, and, in the case of documents filed electronically, at the web site maintained by the CNV at “http://www.cnv.gov.ar.”

9. Certain Information Concerning the Eskenazi Family, Purchaser and Holding.

Purchaser.  Petersen Energía Inversora, S.A. is a corporation (sociedad anónima) organized and existing under the laws of the Kingdom of Spain. It was formed solely for the purpose of (i) becoming assignee of the Eskenazi Family of the First Option to purchase from Repsol and certain of its affiliates 0.1% of the outstanding capital stock of YPF and exercising such First Option, and (ii) making the Offers. To date, it has not carried on any activities other than those incidental to its formation, and in connection with the exercise of the First Option and the financing of the Offers. Its business address is Velázquez 9, planta 1, CP 28006, Madrid, Spain.

Holding.  Purchaser is a direct wholly-owned subsidiary of Petersen Energía Inversora Holding GmbH, a limited liability company (GmbH) organized under the laws of the Republic of Austria (“Holding”). Holding is a holding whose principal assets consist of all of the outstanding equity interests in Purchaser.

The Eskenazi Family.  The Eskenazi Family beneficially owns all of the outstanding voting equity securities of Holding in the following percentages: Enrique Eskenazi, 23%, Sebastián Eskenazi, 38%, Matías Eskenazi Storey, 38%, and Ezequiel Eskenazi Storey, 1%. As a result, the Eskenazi Family indirectly controls Purchaser and each of its members will be deemed to share beneficial ownership of the aggregate Shares and/or ADSs to be acquired by Purchaser pursuant to both the First Option Agreement and the Offers. In addition, the Eskenazi Family beneficially owns all of the outstanding voting equity securities of Petersen Energía Pty Ltd. (“Petersen PTY”), a proprietary company limited by shares organized and duly registered under the laws of the Commonwealth of

Australia. Petersen PTY is a holding company whose principal assets consist of all of the outstanding equity interests in Petersen SA. As a result, each member of the Eskenazi Family may be deemed to share beneficial ownership of the 58,603,606 ADSs or Class D Shares (14.9% of the outstanding capital of YPF) owned directly by Petersen SA and indirectly by Petersen PTY.

Additional Information.  The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the members of the board of directors and the executive officers, as applicable, of Purchaser, Holding and each or the members of the Eskenazi Family are set forth in Schedule A. None of Purchaser, Holding, the members of the Eskenazi Family or, to the best knowledge of the Bidders, any of the persons listed in Schedule A hereto has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of Purchaser, Holding, the members of the Eskenazi Family or, to the best knowledge of the Bidders, any of the persons listed in Schedule A hereto has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Except as set forth elsewhere in this U.S. Offer to Purchase (including Schedule A hereto), (i) none of Purchaser, Holding, the members of the Eskenazi Family or, to the knowledge of the Bidders, any of the persons or entities listed in Schedule A hereto, beneficially owns or has a right to acquire any Shares, ADSs or any other equity securities of YPF, and (ii) none of Purchaser, Holding, the members of the Eskenazi Family or, to the knowledge of the Bidders, any of the persons or entities referred to in clause (i) above or any of their executive officers, directors or subsidiaries, has effected any transaction in the Shares, ADSs or any other equity securities of YPF during the past 60 days.

Except as set forth elsewhere in this U.S. Offer to Purchase (including Schedule A hereto), (i) neither Purchaser, Holding, the members of the Eskenazi Family nor, to the knowledge of the Bidders, any of the persons listed on Schedule A hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any Securities and (ii) during the two years prior to the date of this U.S. Offer to Purchase, there have been no transactions that would require reporting under the rules and regulations of the SEC between Purchaser, Holding, the members of the Eskenazi Family or, to the knowledge of the Bidders, any of the persons listed in Schedule A hereto, on the one hand, and YPF or any of its executive officers, directors and/or affiliates, on the other hand.

Except as set forth elsewhere in this U.S. Offer to Purchase, during the two years prior to the date of this U.S. Offer to Purchase, there have been no contracts, negotiations or transactions between Purchaser, Holding, the members of the Eskenazi Family or to the knowledge of the Bidders, any of the persons or entities listed in Schedule A hereto, on the one hand, and YPF or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

Financial Statements.  We do not think our financial condition is relevant to your decision whether or not to tender your Securities in the U.S. Offer because (1) the U.S. Offer is being made solely for cash, (2) the U.S. Offer is not subject to any financing condition and (3) the Offers are for all outstanding Securities.

10. Source and Amount of Funds; Certain Requirements with Respect to the Offer Price under the Offers.

Under the Option Agreements, Repsol and certain of its affiliates have agreed to finance or guarantee the financing of up to 100% of the price that the Bidders would be required to pay to effect the Offers subject to certain terms and conditions contained in the Option Agreements. If all outstanding Shares not held by Repsol or the Bidders and their subsidiaries (less than 1.0% of the outstanding Securities) are tendered in the Offers, we will need up to approximately U.S. $190,000,000 (one hundred and ninety million dollars), in the aggregate, to purchase Shares and/or ADSs tendered in the U.S. Offer and the Argentine Offer, as applicable. The Purchaser has entered into a loan agreement with Banco Santander, S.A., a sociedad anónima organized under the laws of the Kingdom of Spain (“Banco Santander”) providing Purchaser with a commitment of up to U.S. $198,500,000 (one hundred and ninety eight million five hundred thousand dollars) (such commitment, the “Tender Offer Financing Commitment”), which is available to finance the Offers and pay related fees and expenses, and which repayment is guaranteed by Repsol. The Tender Offer Financing Commitment is limited to a maximum amount equivalent to the aggregate price necessary to purchase approximately 0.9% of YPF’s shares (including shares represented by ADSs) in the aggregate, which is the percentage of outstanding capital stock of YPF not owned by either Repsol and certain of its affiliates or the Bidders and certain of their affiliates immediately prior to the Offers. Any amounts committed under the Tender Offer Financing Commitment must be drawn no later that January 15, 2009.

The Tender Offer Financing Commitment contains various customary representations and warranties, covenants, including covenants with respect to mandatory prepayments, restrictive covenants with respect to incurring additional indebtedness or guarantees, creating liens or other encumbrances, and events of default.

The Offers are not conditioned upon the Bidders obtaining financing.

Minimum Price Provisions.

The By-laws impose certain minimum price requirements on any offer, including the U.S. Offer, that will result in any person owning, directly or indirectly, 15% or more of the equity capital of YPF and require that holders be offered cash consideration in any such offer. Under the By-laws, U.S. Offer must provide for the same Offer Price for all Shares and/or ADSs tendered, which Offer Price may not be less than the highest of the following (the “Minimum Price”):

(i) the highest price paid by or on behalf of the Bidders for Class D Shares or convertible securities during the two years prior to the notice of the Offers provided to YPF, subject to certain anti-dilution adjustments with respect to Class D Shares;

(ii) the highest closing offer price for Class D Shares on the BASE during the 30-day period immediately preceding the notice of the Offers provided to YPF, subject to certain anti-dilution adjustments;

(iii) the price resulting from clause (ii) above times a fraction, the numerator of which shall be the highest price paid by or on behalf of the Bidders for Class D Shares during the two years immediately preceding the date of the notice provided to YPF and the denominator of which shall be the closing selling price for Class D Shares on the BASE on the date immediately preceding the first day in such two-year period on which the Bidders acquired any interest in or right to any Class D Shares, in each case subject to certain anti-dilution adjustments; and

(iv) the net earnings per Class D Share during the four most recent full fiscal quarters immediately preceding the date of the notice provided to YPF, multiplied by the higher of (A) the price/earnings ratio during such period for Class D Shares (if any) and (B) the highest price/earnings ratio for YPF in the two-year period immediately preceding the date of the notice provided to YPF, in each case determined in accordance with standard practices in the financial community.

On May 23, 2008, the Board of Directors of YPF issued a favorable opinion on the reasonableness of the Offer Price under the Offers and recommended the acceptance of the Offers to the holders of Shares of YPF, issuing the corresponding report on the Offer Price.

11. Background of the Offers; Past Contacts, Transactions or Negotiations with YPF.

Throughout 2006, several media reports indicated Repsol’s intention to reduce its stake in YPF, while keeping control of the company.

At that point in time, the Eskenazi Family was considering a diversification strategy with particular focus on the energy sector.

Prior to contacting Repsol, the Eskenazi Family analyzed the conditions of the international financial markets given that any prospective acquisition would largely depend on the availability of acquisition financing.

During December 2006 and January 2007, representatives of the Eskenazi Family and Repsol held preliminary meetings in Buenos Aires, Argentina, and Madrid, Spain, aimed at corroborating Repsol’s intention to sell a stake in YPF.

On February 17, 2007, Repsol and the Eskenazi Family entered into a confidentiality agreement in connection with the Transaction.

Repsol and the Eskenazi Family initially intended to structure the transaction as a single purchase and sale of YPF Securities representing 25% of the outstanding capital of YPF. Towards the end of November 2007, the parties decided to effect the proposed purchase and sale in stages, including as a first step the Acquisition, to be followed by the First Option, the Offers and the Second Option. For purposes of this section, we will refer to both structures together as the “Transaction”.

On March 20, 2007, representatives of the Eskenazi Family, Repsol, Credit Suisse (as financial advisors to the Eskenazi Family), and UBS (as financial advisors to Repsol) met in Madrid, Spain, and reviewed the timing of the overall process for the Transaction and discussed valuations and key assumptions in connection thereto.

Between May 21 and May 23, 2007, representatives of the Eskenazi Family, Repsol, Credit Suisse, and UBS met in Madrid, Spain, and discussed key terms of the Transaction’s structure including financing structure, valuation, due diligence requirements and timing.

Between May 25 and May 29, 2007, a series of meetings were held in Madrid, Spain, among representatives of Repsol, the Eskenazi Family, Credit Suisse, UBS, Cleary, Gottlieb Steen & Hamilton, LLP (“CGSH”) (legal advisors of the Eskenazi Family in the United States), Brons & Salas (“Brons”) (legal advisors of the Eskenazi Family in Argentina), J&A Garrigues, S.L.P. (“Garrigues”) (legal advisors to the Eskenazi Family in Spain), and Deloitte Touche Tohmatsu (tax advisors to the Eskenazi Family) to discuss and negotiate the general structure of the Transaction.

Between June 7 and June 8, 2007, representatives of the Eskenazi Family, Repsol, Credit Suisse, UBS, and Latham & Watkins, LLP (“L&W”) (legal advisors to Repsol in Spain) met in Buenos Aires, Argentina, and discussed key terms of Transaction’s structure including financing structure, syndication process, corporate governance considerations, and other aspects of the Transaction.

On June 14, 2007, representatives of the Eskenazi Family, Repsol, Credit Suisse, and UBS met in Buenos Aires, Argentina and discussed issues related to the financing of the Transaction and initiated the negotiation of a term sheet for a financing facility to be arranged by Credit Suisse.

Between June 25 and June 29, 2007, representatives of the Eskenazi Family, its U.S., Argentine and Spanish counsel, Repsol, Credit Suisse, Milbank Tweed Hadley & McCloy, LLP (“Milbank”) (legal advisors to Credit Suisse in the United States), and Marval, O’Farrel & Mairal (“Marval”) (legal advisors to Credit Suisse in Argentina) attended meetings in Madrid, Spain, at which Repsol’s representatives made presentations regarding YPF.

On July 4, 2007, counsel to Repsol submitted drafts of the SPA and the SHA to representatives of the Eskenazi Family and their legal advisors.

On July 30, 2007, representatives of Repsol and Garrigues held a meeting in Madrid, Spain, to discuss the legal and tax structure of the Acquisition.

Between August 28 and August 30, 2007, representatives of the Eskenazi Family, Repsol, L&W, Brons and Pérez Alati, Grondona, Benites, Arntsen, & Martínez de Hoz (“PAGBAM”) (legal advisors to Repsol in Argentina) met in Buenos Aires, Argentina, to discuss issues related to the proposed financing of the Transaction.

On November 2, 2007, representatives of Repsol and representatives of the Eskenazi Family, including their respective legal advisors, held a conference call and continued the negotiations of the SPA and the SHA.

Between November 21 and November 23, 2007, representatives of the Eskenazi Family, Repsol, Credit Suisse, and UBS met in Madrid, Spain, and discussed matters relating to YPF and issues related to the proposed financing of the Transaction.

On November 27, 2007, representatives of the Eskenazi Family, Repsol, and Credit Suisse met in Madrid, Spain, and discussed outstanding issues relating to the Transaction.

On December 3, 2007, counsel to the Eskenazi Family submitted to counsel to Repsol a first draft of a memorandum of understanding (the “MOU”) to be entered into by Repsol and the Eskenazi Family, and of the First Option Agreement and the Second Option Agreement, to Repsol and the Eskenazi Family.

Between December 15 and December 16, 2007, several meetings were held in Buenos Aires, Argentina, between representatives of Repsol and the representatives of the Eskenazi Family to finalize the negotiation of the MOU.

On December 21, 2007, Repsol and the Eskenazi Family executed the MOU in Madrid, Spain. The MOU established February 15, 2008, as the deadline for the execution of the SPA, the SHA, the Senior Secured Term Loan Facility, the Seller Credit Agreement, the First Option Agreement, the Second Option Agreement and other related agreements.

Between February 5 and February 7, 2008, representatives of the Eskenazi Family, Repsol, Credit Suisse, CGSH and Brons met in Buenos Aires, Argentina, to negotiate the SPA, the SHA, the Senior Secured Term Loan Facility, the Seller Credit Agreement, the First Option Agreement, the Second Option Agreement and other related agreements.

On February 13, 2008, the Board of Directors of Petersen SA approved the transaction and authorized Petersen SA to enter into any and all the agreements related thereto.

On February 14, 2008, Repsol and the Eskenazi Family amended the MOU and extended the deadline for the execution of the SPA, the SHA, the Senior Secured Term Loan Facility, the Seller Credit Agreement, the First Option Agreement, the Second Option Agreement and other related agreements until February 21, 2008.

Between February 17 and February 21, 2008, representatives of the Eskenazi Family, Repsol, Credit Suisse, UBS, CGSH, Garrigues, L&W, Milbank, Brons and Marval met in Madrid, Spain, to finalize the negotiations in connection with the Transaction and the agreements related thereto.

On February 21, 2008 (i) Repsol sold to Petersen SA, and Petersen SA purchased from Repsol, 58,603,606 ADSs (representing 58,603,606 Class D Shares) representing 14.9% of the outstanding capital stock of YPF for a purchase rice of U.S. $2.235 billion pursuant to the SPA; (ii) Repsol and certain of its affiliates granted the Eskenazi Family options to purchase from Repsol and such affiliates, at any time on or prior to February 21, 2012, Class D Shares or ADSs representing up to an additional 10.1% in the aggregate of the outstanding capital stock of YPF pursuant to the First Option Agreement for the purchase of 0.1% of the outstanding capital stock of YPF and a separate Second Option Agreement for the purchase of up to 10% of the outstanding capital stock of YPF, in each case at a price per share determined in accordance with the formula described in each agreement; (iii) Repsol granted Petersen SA a role in the management of YPF, including the right to appoint certain directors and officers of YPF, and customary protections for minority shareholders, pursuant to the SHA; (iv) Petersen SA entered into the U.S. $1,026,000,000 Senior Secured Term Loan Facility, the proceeds of which Petersen SA used to pay a portion of the price paid for the securities purchased in the Acquisition that served as collateral for the Senior Secured Term Loan Facility, and to pay for certain costs and expenses incurred in connection with the Transaction; (v) Repsol and YPF granted the lenders under the Senior Secured Term Loan Facility registration rights with respect to the securities of YPF purchased pursuant to the SPA (other than certain excluded securities) pursuant the Registration Rights Agreement; (vi) Repsol, Petersen SA and the Eskenazi Family entered into a registration rights agreement with respect to the securities subject to the Options (which agreement was executed and delivered by YPF on March 11, 2008) granting to the parties that extended financing in connection with the exercise of the Options, registration rights that are substantially equivalent to those set forth in the Registration Rights Agreement; (vii) Petersen SA entered into the Seller Credit Agreement with Repsol and The Bank of New York Mellon, as collateral agent, in the principal amount of U.S. $1,015,000,000, the proceeds of which were used by Petersen SA to pay a portion of the price for the securities purchased pursuant to the SPA; (viii) Repsol entered into an agreement with the administrative agent under the Senior Secured Term Loan Facility to make certain specified payments if certain conditions subsequent contained in the SPA should not occur; (ix) Petersen SA, Repsol and YPF entered into an agreement pursuant to which Petersen SA agreed to assign to Repsol its share of the extraordinary dividend declared by the shareholders’ meeting of YPF on February 7, 2008, in an amount equal to Ps.10.76 per Class D Share, dividends which were distributed on February 29, 2008; and (x) Petersen SA and Repsol entered into an agreement stipulating the consequences of the failure to comply with certain specified obligations under the SHA.

On May 5, 2008, the Eskenazi Family requested Repsol’s written consent to assign its rights and obligations under the First Option, as prescribed under the First Option Agreement. On May 6, 2008, Repsol consented in writing to such assignment. On May 7, 2008, the Eskenazi Family assigned all of its rights and obligations under the First Option in favor of Purchaser. On that same date, the Eskenazi Family and Purchaser notified Repsol of such assignment.

On May 20, 2008 Purchaser exercised the First Option by means of a written notification to Repsol pursuant to the First Option Agreement and informed YPF that it had exercised the First Option, thereby complying with the By-laws and the regulations of the CNV.

Starting as of May 21 and May 22, 2008, and each week thereafter, Purchaser has published announcements of the Argentine Offer in Argentine and New York newspapers, respectively, pursuant to the By-laws.

On May 23, 2008, the Board of Directors of YPF issued a favorable opinion on the reasonableness of the Offer Price under the Offers, considering that the Offer Price complied with the requirements of the By-laws and was therefore reasonable, and recommended the acceptance of the Offers to the holders of Shares and/or ADSs of YPF, issuing the corresponding report on the Offer Price.

On June 2, 2008, holders of Class A Shares approved the “acquisition of control” of YPF (as defined in Article 7(d) and (e) the By-laws) and the Offers, pursuant to Articles 7(e)(i) and 7 (f)(ii) of the By-laws.

On September 4, 2008, the CNV approved the prospectus for the Argentine Offer.

For further information on the Transaction and the background of the Offers, see Schedule 13D which Petersen SA, Petersen PTY and the members of the Eskenazi Family filed with the SEC on February 28, 2008, and all amendments thereto.

12. Purpose of the Offers; Plans for YPF.

The Offers are being made by the Bidders to comply with certain provisions of the By-laws in connection with the acquisition by Purchaser from Repsol and certain of its affiliates, of 0.1% of the outstanding capital stock of YPF, upon exercise of such First Option by Purchaser on May 20, 2008. After the consummation of the acquisition pursuant to the First Option, the Eskenazi Family will indirectly hold 15% of the total outstanding Securities. Accordingly, under the By-laws, the Eskenazi Family, acting directly or through an affiliate, is required to make an offer to purchase all remaining outstanding Securities. Repsol has agreed under the terms of the First Option and the SHA not to tender Securities held by it and its subsidiaries into the Offers.

Forward-Looking Statements

This Section contains certain forward-looking statements about the Bidders and their proposed investment in YPF. Although the Bidders believe their expectations are based on reasonable assumptions, any forward-looking statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. The forward-looking statements in this Section may be identified by the words “anticipates,” “believes,” “expects,” “intends,” and similar expressions appearing in such statements. These forward-looking statements are subject to numerous risks and uncertainties. Important factors that could cause actual results to differ materially from those in forward-looking statements, certain of which are beyond the control of the Bidders, include among other things: adverse changes in the price of crude oil; a decline in the equity capital markets of the U.S., Argentina or Spain; adverse decisions by government regulators in Spain, Argentina or elsewhere (including with respect to the acquisition of YPF); exposure to fluctuations in exchange rates for foreign currencies. The actual results, performance or achievement by the Bidders and their affiliates following the acquisition could differ materially from those expressed in, or implied by, these forward-looking statements and, accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, of if any of them do so, what impact they will have on the results of operations and financial condition of the businesses of the Bidders, their affiliates, and YPF.

The Bidders’ (or Certain of their Affiliates’) Plans for YPF, Transactions and Operations Following the Offers

Pursuant to the SHA:

•	Repsol and Petersen SA have agreed that after the consummation of the Offers, Repsol may sell capital stock of YPF held by it and/or certain of its affiliates in a public offering (the “Oferta Pública de Venta” or “OPV”). Repsol and Petersen SA agreed that the number of Shares owned by Repsol and/or certain of its affiliates that will be transferred through the OPV shall be determined only and exclusively by Repsol, without in any case the aggregate number of shares of YPF to be sold by Repsol and/or certain of its affiliates being less than ten percent (10%) of the YPF’s capital stock. Repsol undertook not to accept offers to purchase and not to transfer shares of YPF in the OPV until the expiration of a 3 (three) months period (the “Waiting Period”) starting as from the execution of the SHA on February 21, 2008. The Waiting Period expired on May 21, 2008.

•	Repsol and Petersen SA agreed to enable YPF to study and evaluate the possible acquisition at market price and conditions of certain businesses and assets that Repsol and certain of its affiliates hold in certain jurisdictions in Latin America. The acquisition will be undertaken if it is beneficial and in the best interest and benefit of YPF. In addition, Repsol and Petersen SA have agreed that YPF may sell to third parties certain non-strategic assets in certain geographic areas.

•	Repsol and Petersen SA agreed to distribute as a dividend ninety percent (90%) of the profit of YPF, which is to be made in two (2) payments each year, and agreed to vote in favor of the corporate resolutions needed for YPF to decide to distribute a special dividend of U.S. $850,000,000 (eight hundred and fifty million dollars) which shall be paid (i) 50% during 2008 (25% during the first six months and 25% in the second half of the year); and (ii) the remaining 50% during the year 2009 (25% during the first six months and 25% in the second half of the year).

•	Repsol and Petersen SA undertook to actively perform all the necessary actions for YPF to amend the By-laws so as to demand the launch of a tender offer for 100% of the shares only in the following cases: (i) when an interest equal to or exceeding 15% of the capital stock of the Company is acquired; or (ii) when an interest equal to or exceeding 50% of the capital stock of the Company is acquired (thus eliminating the obligation in the By-laws, of launching a tender offer each time an additional interest is acquired once 15% of YPF’s capital stock has been previously acquired if such acquisition does not exceed 50% of the capital stock of YPF). On April 24, 2008, the By-laws were amended accordingly.

Neither the Bidders nor any of their affiliates intend to make any material changes to YPF’s business or corporate structure other than as otherwise discussed herein or in Schedule 13D filed by Petersen SA with the SEC on February 28, 2008 or any amendments thereto.

Management of YPF

Except as described above or elsewhere in this U.S. Offer to Purchase, neither the Bidders nor any of their affiliates have present plans or proposals that would relate to or result in any change in YPF’s Board or management other than those modifications decided at the shareholders’ meeting of YPF of March 7, 2008 and April 28, 2008, which intended to reflect a proportional representation of Repsol’s and Petersen SA’s interests in the outstanding capital stock of YPF. See Form 6-K which YPF filed with the SEC on March 12, 2008, and Amendment No. 2 to Schedule 13 D which Petersen SA filed with the SEC on May 6, 2008.

Securities

The Bidders do not have any present plans to cause Shares and ADSs, which are not purchased pursuant to the Offers to be cashed out in a merger or similar transaction. Such a transaction would not be permitted under Argentine law without the consent of a majority of the holders of such Shares and ADSs. In addition, pursuant to the By-laws, the approval of the holders of Class A Shares would be required for such a transaction.

Pursuant to the Second Option Agreement, following the completion of the Offers, Purchaser or one or more of its affiliates may at any time on or prior to February 21, 2012, seek to acquire an additional 10% of the outstanding Securities not owned by Purchaser or its affiliates.

Except as described above or elsewhere in this U.S. Offer to Purchase, the Bidders have no present plans or proposals that would relate to or result in an extraordinary corporate transaction involving YPF or its subsidiaries, any material change in its capitalization or dividend policy or any other material change in YPF’s corporate structure or business.

13. Effect of the Offers on the Market for the Shares and ADSs; Registration of Shares under the Exchange Act and the Argentine Public Offering Law.

The Offers are being undertaken to satisfy the requirements of the By-laws. The Bidders presently anticipate that YPF will continue as a public company and will maintain its listing on the NYSE and BASE following the Bidders’ consummation of the Offers. None of the Eskenazi Family, YPF or Repsol is seeking to deregister or de-list the Securities from any stock exchange on which the Securities are listed. To the contrary, the acquisition of Securities by the Eskenazi Family is a component of Repsol’s publicly disclosed intention to divest a substantial portion of its holdings in YPF, including undertaking an OPV of approximately 20% of YPF’s outstanding capital stock pursuant to the SHA. To consummate such OPV, YPF must maintain the registration of its Class D Shares and ADSs and maintain the listing of each of those classes of securities on the NYSE.

14. Extension of Offer Period; Subsequent Offer Period; Amendment; Termination.

Under U.S. law, if the Bidders make a material change in the terms of the U.S. Offer or the information concerning the U.S. Offer or if they waive a material Condition of the U.S. Offer, the Bidders will disseminate additional tender offer materials and extend the U.S. Offer if and to the extent required by Rules 14d-4(c), 14d-6(c) and 14(e)-1 under the Exchange Act (which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) or otherwise. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. In the SEC’s view, an offer should remain open for a minimum of 5 (five) business days from the date the material change is first published, sent or given to holders of Shares and/or ADSs, and with respect to a change in price or a change in percentage of securities sought, a minimum 10 (ten) business-day period is generally required to allow for adequate dissemination to shareholders and investor response.

In addition, under Rule 14d-11 of the Exchange Act, the Bidders may elect to provide for a subsequent offering period, immediately following the Expiration Date, of not fewer than 3 (three) business days nor more than 20 (twenty) business days in length. If provided, a subsequent offering period would be an additional period of time, following the Expiration Date, during which holders of Shares and/or ADSs that were not previously tendered in the U.S. Offer may tender such Shares and/or ADSs on the same terms that applied to the U.S. Offer. A subsequent offering period is not the same as an extension of the U.S. Offer, which will have been previously completed if a subsequent offering period is provided. Offeror will accept for payment, and pay for, any Shares and/or ADSs that are validly tendered during a subsequent offering period, if provided, as promptly as practicable after any such Shares and/or ADSs are validly tendered during such subsequent offering period, for the same price paid to holders of Shares and/or ADSs that were validly tendered in the U.S. Offer and not timely withdrawn.

Under Argentine law, the 20 (twenty) to 30 (thirty) business days initial term of the Argentine Offer must be extended for an additional period of 5 (five) to 10 (ten) business days, to give those holders that have not accepted the offer during the original term an opportunity to do so during such additional term. Purchaser may also request that the CNV authorize the amendment of the terms of the Argentine Offer at any time prior to the last 7 (seven) days of the initial offering period, as long as the amendment reflects an improvement of the original offer (e.g. by means of an increase in the consideration offered), which request will automatically extend the offer period for 7 (seven) additional business days. In addition, if the CNV deems it necessary, it may require that the offer period be further extended.

The Bidders reserve the right, at any time or from time to time, in their sole discretion, subject to applicable law, and regardless of whether or not any of the Conditions shall have been satisfied, to extend the period of time during which the U.S. Offer is open by giving oral or written notice of such extension to the U.S. Receiving Agent and by making a public announcement of such extension or to amend the U.S. Offer in any respect by making a public announcement of such amendment. There can be no assurance that the Bidders will exercise their right to extend or amend the U.S. Offer. In any case, in order for the U.S. Offer and the Argentine Offer to expire on the same date, the additional period of the Argentine Offer will expire on October 20, 2008, and, except as required by applicable laws and regulations, the Bidders do not intend to make any amendment to the Argentine Offer or extend the Expiration Date of the U.S. Offer to a date later than the expiration date of the additional period of the Argentine Offer, nor to provide any subsequent offering periods under the U.S. Offer.

The Bidders also reserve the right, exercisable at any time prior to the Expiration Time on the Expiration Date, and in their sole discretion, subject to applicable law, in the event any of the Conditions shall not have been satisfied, to terminate the U.S. Offer and not accept for payment or pay for Shares and ADSs.

Any extension, termination or amendment of the U.S. Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which the Bidders may choose to make any public announcement, the Bidders will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service and other publications required by the applicable regulations in Argentina. In the case of an extension of the U.S. Offer, the Bidders will make a public announcement of such extension no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date.

15. Certain Conditions of the U.S. Offer.

The U.S. Offer is not conditioned on any minimum number of Securities being tendered nor it is subject to a financing condition. However, the U.S. Offer is subject to the satisfaction of the following conditions (the “Conditions”) whether during the Offer Period or prior to January 15, 2009:

(a) the Required Regulatory Approval shall have been obtained. See “THE U.S. OFFER — Section 16. Certain Legal Matters; Regulatory Approvals”;

(b) the Bidders shall have not received a Denial Notice or a Conditioned Approval. See “THE U.S. OFFER — Section 16. Certain Legal Matters; Regulatory Approvals”;

(c) there shall have not been threatened or instituted and pending any action or proceeding or any demand by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, or before any court, authority, agency or tribunal which prevents the making of either Offer, the acquisition of some or all of the Securities pursuant to either Offer or materially alters the terms or conditions of either Offer; and

(d) there shall have not been any action taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction promulgated, enacted, entered, amended, enforced or applicable to either Offer by any court or any authority, agency or tribunal which would directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Securities illegal or otherwise restrict or prohibit consummation of either Offer or (ii) delay or restrict the ability of the Bidders, or render the Bidders unable, to accept for payment or pay for some or all of the Securities.

Acceptance and payment of the Offer Price will be made only after the Required Regulatory Approval has been obtained. If the Required Regulatory Approval has not been obtained prior to January 15, 2009, the Bidders will return any tendered Securities promptly thereafter. Furthermore, if following the Expiration Time on the Expiration Date but prior to January 15, 2009, the CNDC issues a Conditioned Approval or a Denial Notice, the Bidders will return all tendered Securities promptly after Petersen SA has been served with notice of such Conditioned Approval or Denial Notice.

Tendering holders will have withdrawal rights until the Expiration Date or the New Expiration Date, as applicable or, thereafter, until such time as the Bidders announce that the Required Regulatory Approval has been obtained and that they will pay the Offer Price. See “THE U.S. OFFER — Section 5. Withdrawal Rights” and “THE U.S. OFFER — Section 15. Conditions of the U.S. Offer.”

Notwithstanding the foregoing, the Conditions may be waived by the Bidders, in whole or in part, at any time and from time to time in their sole discretion, subject to applicable law. The Bidders’ failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Bidders concerning the events described above will be final and binding on all parties.

16. Certain Legal Matters; Regulatory Approvals.

General.  Based on their examination of publicly available information filed by YPF with the SEC and other publicly available information concerning YPF, the Bidders are not aware of (i) any governmental license or regulatory permit that appears to be material to YPF’s business that might be adversely affected by the Bidders’ acquisition of Shares and/or ADSs as contemplated herein, or (ii) any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares and/or ADSs by the Bidders as contemplated herein, or any approval or other action by any government or governmental administrative regulatory authority or agency, domestic or foreign, or any consent, waiver or other approval that would be required as a result of or in connection with the Offers, including but not limited to, any consents or other approvals under any licenses, concessions, permits and agreements to which YPF or the Bidders or any of their respective subsidiaries or affiliates is a party, other than:

•	CNV’s approval as to the form of the Argentine Offer, and

•	CNDC’s Required Regulatory Approval.

In addition, the Bidders’ obligation under the Offers to accept for payment and pay for Shares and/or ADSs is subject to certain Conditions as described in “THE U.S. OFFER — Section 15. Certain Conditions of the U.S. Offer.”

Argentine Securities Law

The registration of securities and the conduct of public offers in Argentina is regulated by Public Offering Law No. 17,811, as amended, Decree No. 677/01 (the “Public Offering Law”), and by the CNV’s regulations. On March 26, 2002, the CNV issued General Resolution No. 401 regulating public tender and exchange offers.

Pursuant to the Regulations, any individual or legal entity that proposes to launch a tender offer must file a request for approval of the tender offer with the CNV, which has 15 (fifteen) business days from the filing to approve the terms and conditions or to request additional information (in which case the 15-day period will be interrupted). Except as otherwise provided by the CNV, the request for approval must include, among other requirements, a prospectus containing the terms and conditions of the offer and other relevant information.

Concurrently with the filing with the CNV, the offeror must publicly announce its intention to make the tender offer by publishing the principal terms and conditions for three days in a major Argentine newspaper and for one day in the official gazette of the BASE. Once the tender offer is approved, the offeror must publish the approval of the terms and conditions of the exchange offer, as originally filed or as modified, in the same manner in which the announcement of the exchange offer was previously published.

In addition, simultaneously with the publication of the terms and conditions of the tender offer, the offeror must give a detailed notice of the terms and conditions to the target company. The board of directors of the target company must express its opinion and recommendation as to the proposed exchange offer within 15 (fifteen) days from receipt of the notification from the offeror. The opinion of the board of directors of the target company must cover in detail the terms and conditions of the tender offer, its recommendation to accept or reject the offer, the existence of any agreement between the offeror and the target or between the offeror and the members of the board of directors of the target, and whether the board of directors will obtain an opinion from a specialized independent consultant. The board of directors must disclose its knowledge of any significant decision to be adopted that, in its judgment, may affect the tender offer and whether the members of the board of directors of the target and officers who are shareholders of the target will accept or reject the tender offer. The opinion of the board of directors of the target must be furnished to both the BASE and the CNV and must be published for 2 (two) days in the official gazette of the BASE.

The tender offer must remain open in Argentina for a period of no less than 20 (twenty) business days, and no more than 30 (thirty) business days, unless an exception is obtained from the CNV. After the tender offer period expires, the offeror must keep the offer open for another 5 (five) to 10 (ten) business days on the same terms and conditions as the original offer. Once the tender offer expires, the offeror and the receiving agent must inform the CNV and the BASE of the results of the offer and must publish the results in the official gazette of the BASE and in a major Argentine newspaper. Concurrently, the BASE must notify the CNV of the aggregate number of shares of the target tendered. Once the results are known, the CNV will notify the BASE, and if applicable, the offeror and the target company, of the number of shares tendered. The BASE will publish the results in its gazette on the day following notification from the CNV.

If, subject to the Regulations, the offeror elects to terminate the offer, the offeror must notify the CNV of its decision and the notice of termination must be published in the same manner as the approval of the original offer. Once the notice of termination is published, all tenders will be deemed withdrawn and all expenses incurred by the tendering holders will be paid by the offeror.

Argentine Corporate Law

Holders of Shares and/or ADSs will not have appraisal rights as a result of the Offers. However, if any of the Bidders or any of their affiliates, Repsol, or YPF were ever to seek to delist the Shares from the BASE then upon the approval of the termination of the listing of the Shares on the BASE and of the termination of the registration of the Shares under the Public Offering Law, any holder of Shares that voted against such action or did not attend the meeting at which such action was approved, would have the right to receive the book value of such holder’s Shares, determined on the basis of YPF’s latest audited balance sheet prepared (or that should have been prepared) in accordance with Argentine laws and regulations, provided, that such holder exercises these appraisal rights on a timely basis. The Bidders have no reason to believe that there is a significant likelihood that the ADSs (and Class D Shares) would be de-listed or that YPF would terminate its SEC reporting obligations. Appraisal rights would have to be exercised by delivering notice to such effect to YPF within 5 (five) days of the adjournment of the meeting at which the resolution approving the delisting and termination of registration under the Public Offering Law was adopted, in the event that the dissenting holder of Shares voted against such resolution, or within 15 (fifteen) days following such adjournment if the dissenting holder of Shares did not attend such meeting and can prove that it owned Shares on the date of such meeting. Payment on the appraisal rights must be made within 60 (sixty) days of the date of the meeting approving the delisting and termination of registration under the Public Offering Law.

There is doubt as to whether holders of ADSs will be able to exercise appraisal rights without converting ADSs to Shares prior to the date of the meeting approving the delisting and termination of registration under the Public Offering Law. It is not clear under Argentine law that a holder of Shares that votes both for and against a proposal approving the delisting and termination of registration under the Public Offering Law (as the ADS Depositary holding the ADSs might be required to do) would be able to exercise appraisal rights with respect to those Shares voted against the proposal.

For a holder of ADSs to withdraw the Shares underlying the ADSs it holds to preserve his or her ability to exercise appraisal rights at an extraordinary shareholders’ meeting, the holder must surrender the ADR evidencing such ADSs at the principal office at the ADS Depositary at 101 Barclay Street, 22nd Floor West, New York, New York 10286, and pay any applicable fees required to withdraw such Shares. The ADS Depositary shall then be required to deliver such Shares by electronic delivery through Caja de Valores. The holder must then deposit with YPF at least 3 (three) business days prior to the shareholders’ meeting a certificate from Caja de Valores stating the number of Shares held by book-entry for such holder in order to vote at the shareholders’ meeting.

Antitrust and Regulatory Laws

Argentina

Under Argentine Law No. 25,156, as amended, the CNDC has jurisdiction over mergers and acquisitions that allow a party to acquire control of or significant influence over a company, where the combined volume of business of the parties involved exceeds certain thresholds (“economic concentrations”). The CNDC has authority to analyze and approve, including subject to satisfaction of conditions, or reject any such economic concentration. The CNDC has a waiting period of 45 business days from the date the parties complete the statutory filing to render its decision. However, the 45 business day period is interrupted each time the CNDC requests additional information, until the information is furnished to the satisfaction of the CNDC.

The CNDC review process is structured in three sequential stages defined largely by the information required at each stage, and the CNDC may choose not to perform the review provided by any stage. During Stage One, the CNDC requests and reviews basic information on the relevant parties, the main aspects of the transaction and identifies the relevant market (by market size and relative market share). During Stage Two, the CNDC requests more detailed information on the relevant market, the products and services produced by the issuer and details on a transaction’s impact on the manufacturing, transportation, service costs and consumer price for such products and services. In Stage Three, the CNDC can request additional details on a transaction or its potential effects, particularly with respect to competition in the market, barriers to import/export or entry into the relevant market.

At any point during the CNDC review process, the CNDC may request additional or more specific information and documents from the parties involved or may schedule hearings with chambers, associations, competitors, suppliers, clients and others involved in or affected by a transaction to assist it its analysis of any possible anti-competitive concentration.

The SPA provides that the Acquisition is subject to approval by the CNDC. Similarly, the consummation of Purchaser’s acquisition of Securities pursuant to the First Option and the Bidders’ acquisition of Securities pursuant to the Offers is conditioned upon obtaining CNDC approval of each such acquisition of Securities (such approvals, together with approval of the acquisition of Securities under the SPA, the “Required Regulatory Approval”). If the CNDC does not approve the acquisition of Securities under the SPA as described herein prior to February 21, 2009, the SPA will terminate and the Securities purchased under the SPA will be returned to Repsol. Furthermore, if either the SPA is terminated or the acquisition of Securities under the First Option is not approved by the CNDC prior to February 21, 2009, no Securities will be acquired under the First Option. Similarly, since the financing for the Offers must be drawn by January 15, 2009, if the acquisition of Securities under the Offers is not approved by the CNDC prior to January 15, 2009, no Securities will be acquired under the Offers and any Securities tendered in the Offers will be returned promptly. If prior to January 15, 2009, the CNDC issues a Conditioned Approval or a Denial Notice, the Bidders will promptly return all tendered Securities. Tendering holders will have withdrawal rights until the Expiration Time on the Expiration Date or the New Expiration Date, as applicable or, thereafter, until such time as the Bidders announce that the Required Regulatory Approval has been obtained and that they will pay the Offer Price. The Bidders will announce that the Required Regulatory Approval has been obtained within 1 (one) business day after Petersen SA has been served with notice of such Required Regulatory Approval, by issuing a press release and amending the Tender Offer Statement that the Bidders filed with the SEC on Schedule TO.

On February 28, 2008, Petersen SA filed with the CNDC a request for approval of its Acquisition pursuant to the SPA, as well as the acquisition of an additional 0.1% of the total outstanding capital stock of YPF by the Eskenazi Family or its assignee under the First Option, the acquisition of up to an additional 10% of the outstanding capital stock of YPF by the Eskenazi Family or its assignee under the Second Option and the acquisition of Securities by the Eskenazi Family or its assignee as a result of the Offers. On March 4, 2008, the CNDC requested that additional information be submitted. On March 26, 2008, Petersen SA provided the CNDC with such additional information. On May 26, 2008, Petersen SPV gave the CNDC notice of its exercise of the First Option and of the Announcement of the Argentine Offer. On June 3, 2008, the CNDC requested Petersen SPV and Repsol to submit additional information, which submission was completed on July 31, 2008. The CNDC has not yet indicated an intention to move the review process beyond Stage One. Once all information requested by the CNDC has been submitted, the CNDC is required to render its decision within 45 business days. If the CNDC allows such period to lapse without rendering any decision or requesting further additional information, the acquisition of Securities by the Eskenazi Family and its affiliates pursuant to the Acquisition, the First Option, the Second Option and the Offers would be deemed approved. If such period lapses prior to the Expiration Date and, thus, the acquisition of Securities by the Eskenazi Family and its affiliates pursuant to the Acquisition, the First Option, the Second Option and the Offers is deemed approved, the Bidders will accept the tendered Securities and pay the Offer Price to all holders of tendered Securities promptly after the Expiration Date. Similarly, if the U.S. Offer (i) is extended or (ii) has expired but acceptance and payment for the tendered Securities has been postponed until the CNDC issues the Required Regulatory Approval, once the CNDC is deemed to have approved the acquisition of Securities by the Eskenazi Family at any time after the extension of the Offer Period, or postponement of acceptance and payment, as applicable, but prior to January 15, 2009, the Bidders will announce that the Required Regulatory Approval has been obtained and that they are accepting and paying the Offer Price for the tendered Securities (that have not been previously withdrawn) promptly thereafter.

Other

Based upon the Bidders’ examination of publicly available information concerning YPF, it appears that YPF and its subsidiaries own property and conduct business in a number of foreign countries in addition to those described above. In connection with the acquisition of Shares and/or ADSs pursuant to the Offers, the laws of certain of these foreign countries may require the filing of information with, or the obtaining of the approval of, governmental authorities therein. After commencement of the Offers, the Bidders will seek further information regarding the applicability of any such laws and currently intend to take such action as they may require, but no assurance can be given that such approvals will be obtained. If any action is taken prior to completion of the Offers by any such government or governmental authority, the Bidders may not be obligated to accept for payment or pay for any tendered Shares and/or ADSs. See “THE U.S. OFFER — Section 15. Certain Conditions of the U.S. Offer.”

17. Fees and Expenses.

Except as set forth below, the Bidders will not pay any fees or expenses in connection with the U.S. Offer.

The expenses of the U.S. Offer, including the publications, the distribution of the documentation to holders of Shares and/or ADSs, the expenses and fees of Caja de Valores (except for the expenses of issuing the Tender Certificate and the Constancia de Saldo de Cuentas), and any expenses in connection with the transferring of the Offer Price to the accounts of the holders of Shares and/or ADSs, shall be paid by the Bidders.

The Bidders shall not be responsible for any expenses derived from issuing Tender Certificates, certifications of signatures, preparation and sending and/or filing of documentation by the holders of Shares and/or ADSs, or for the payment of any commissions or fees of the Custodians of the holders of Shares or advisors of the holders of Shares and/or ADSs or any broker, dealer or agent used by them for the purpose of tendering in the U.S. Offer.

The Bidders have retained The Bank of New York Mellon to act as the U.S. Receiving Agent in connection with the U.S. Offer. The U.S. Receiving Agent has not been retained to make solicitations or recommendations in its role as receiving agent. The U.S. Receiving Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.

The U.S. Receiving Agent has retained Banco Santander Río S.A. to act as the Argentine Custodian in connection with the Offers. The Argentine Custodian has not been retained to make solicitations or recommendations. The Argentine Custodian will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.

The Bidders have retained BNY Mellon Shareowner Services to act as the U.S. Information Agent in connection with the U.S. Offer. The U.S. Information Agent may contact holders of Shares and/or ADSs by mail, telephone, and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the U.S. Offer to beneficial owners. The U.S. Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the federal securities laws.

18. Miscellaneous.

The U.S. Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares or ADSs in any jurisdiction in which the making of the U.S. Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Bidders may, in their discretion, take such action as it may deem necessary to make the U.S. Offer in any such jurisdiction and extend the U.S. Offer to holders of Shares and ADS in such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of the Bidders not contained in this U.S. Offer to Purchase or in the Form of Acceptance, Form of Withdrawal, or Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

The Bidders have filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the U.S. Offer. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained at the SEC’s webpage http://www.sec.gov.

Petersen Energía Inversora, S.A.,
Enrique Eskenazi,
Sebastián Eskenazi,
Matías Eskenazi Storey, and
Ezequiel Eskenazi Storey

September 11, 2008

SCHEDULE A

INFORMATION CONCERNING THE MEMBERS OF THE ESKENAZI FAMILY AND THE MEMBERS OF THE BOARDS
OF DIRECTORS AND
THE EXECUTIVE OFFICERS OF PURCHASER AND HOLDING

Set forth below are the name, position, and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Purchaser and Holding. The business address of each such person is Cerrito 740, piso 1, (C1010AAP) Buenos Aires, Argentina. Each such person is a citizen of the Republic of Argentina.

1.	Purchaser

Name and Position	Principal Occupation

Directors

Enrique Eskenazi — Director and President	Co-Chief Executive Officer, Marviol S.R.L.; President of Petersen Inversiones S.A., Napelgrind S.A., Banco de San Juan S.A., Banco de Santa Cruz S.A., Nuevo Banco de Santa Fe S.A., Nuevo Banco de Entre Ríos S.A., Petersen Energía S.A. (Argentina), Petersen Energía S.A. (Spain), Fundación Banco de Santa Cruz S.A., Fundación Nuevo Banco de Santa Fe S.A., and Fundación Nuevo Banco de Entre Ríos S.A.; Vice president of Mantenimientos y Servicios S.A. and Santa Sylvia S.A.; Member of the board of directors of Petersen Thiele y Cruz S.A., Estacionamientos Buenos Aires S.A., Petersen Energía S.A. (Spain), Petersen Energía Pty. Ltd. and Agro Franca S.A.

Sebastián Eskenazi — Director and Co-Chief Executive Officer	Co-Chief Executive Officer of Marviol S.R.L. and Petersen Energía S.A. (Spain); President of Arroyo Lindo S.A. and Red Link S.A.; Vice president of Petersen Inversiones S.A., Petersen Energía S.A. (Argentina), Petersen Thiele y Cruz S.A., Mantenimientos y Servicios S.A., Banco de Santa Cruz S.A., Nuevo Banco de Santa Fe S.A. and Nuevo Banco de Entre Ríos S.A.; alternate member of the board of directors of Banco de San Juan S.A.; and member of the board of directors of Petersen Energía S.A. (Spain), Petersen Energía Pty. Ltd. and Petersen Inversiones S.A.

Mauro Renato José Dacomo — Director and Secretary	Partner of ABD Law Firm; President of Inwell S.A. and Los Boulevares S.A.; General counsel to Fundación Banco de Santa Cruz S.A., Fundación Nuevo Banco de Santa Fe S.A., and Fundación Nuevo Banco de Entre Ríos S.A.; alternate member of the board of directors of Petersen Energía S.A. (Argentina), Arroyo Lindo S.A. and Nuevo Banco de Santa Fe S.A.; and member of the board of directors of Inwell S.A. and Nuevo Banco de Entre Ríos S.A.

Ignacio Cruz Morán — Director	Alternate member of the board of directors of Banco de Santa Cruz S.A., Nuevo Banco de Santa Fe S.A., and Red Link S.A.; and member of the board of directors of Banco de San Juan S.A., Nuevo Banco de Entre Ríos S.A. and ACH S.A.

Executive Officers

Matías Eskenazi Storey — Co-Chief Executive Officer	Chief Executive Officer of Administradora San Juan S.R.L.; Co-Chief Executive Officer of Petersen Energía S.A. (Spain); President of Estacionamientos Buenos Aires S.A.; Vice president of Comercial Latino S.A. and Banco de Santa Cruz S.A.; alternate member of the board of directors of Mantenimientos y Servicios S.A., Banco de San Juan S.A. and Red Link S.A.; and member of the board of directors of Petersen Energía S.A. (Spain), Petersen Energía Pty. Ltd., Petersen Inversiones S.A, Nuevo Banco de Santa Fe S.A., Nuevo Banco de Entre Ríos S.A. and Petersen Energía S.A. (Argentina)

2.	Holding

Name and Position	Principal Occupation

Matías Eskenazi Storey — Managing Director	See Section “1. Purchaser” above
Sebastián Eskenazi — Managing Director	See Section “1. Purchaser” above
Mauro Renato José Dacomo — Managing Director	See Section “1. Purchaser” above
Ignacio Cruz Morán — Managing Director	See Section “1. Purchaser” above
Pablo Cristián Bonetto — Managing Director	Inhouse counsel at Nuevo Banco de Santa Fe S.A., Nuevo Banco de Entre Ríos S.A., Banco de San Juan S.A., and Banco de Santa Cruz S.A.
Leonardo López — Managing Director	Inhouse counsel at Nuevo Banco de Santa Fe S.A., Nuevo Banco de Entre Ríos S.A., Banco de San Juan S.A., and Banco de Santa Cruz S.A.

3.	Beneficial Owners

Set forth below are the name and material occupations, positions, offices or employment for the past five years of each member of the Eskenazi Family. The business address of each such person is Cerrito 740, piso 1, (C1010AAP) Buenos Aires, Argentina. Each such person is a citizen of the Republic of Argentina.

Name	Principal Occupation

Enrique Eskenazi	See Section “1. Purchaser” above
Sebastián Eskenazi	See Section “1. Purchaser” above
Matías Eskenazi Storey	See Section “1. Purchaser” above
Ezequiel Eskenazi Storey	Vice president of Agro Franca S.A.; alternate member of the board of directors of Los Boulevares S.A. and Petersen Inversiones S.A.; and member of the board of directors of Petersen Thiele y Cruz S.A., Santa Sylvia S.A. and Agro Franca S.A.

The U.S. Receiving Agent for the U.S. Offer is:

THE BANK OF NEW YORK MELLON

By Mail:	By Hand or Overnight or Courier:
BNY Mellon Shareowner Services	BNY Mellon Shareowner Services
Attn: Corporate Action Dept.	Attn: Corporate Action Dept., 27th Floor
P.O. Box 3301	480 Washington Boulevard
South Hackensack, NJ 07606	Jersey City, NJ 07310

The U.S. Information Agent for the U.S. Offer is:

BNY MELLON SHAREOWNER SERVICES

480 Washington Blvd.,
Jersey City, NJ 07310
In the United States: Call 1-877-289-0143 (Toll-Free)
Outside the United States: Call 1-201-680-5235
Banks and Brokers: 1-201-680-5235